As filed with the Securities and Exchange Commission on July 24, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COGENT COMMUNICATIONS GROUP, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	4813	52-2337274
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification Number)

1015 31st Street N.W.

Washington, D.C. 20007

(202) 295-4200

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

David Schaeffer

Chairman and Chief Executive Officer

Cogent Communications Group, Inc.

1015 31st Street N.W.

Washington, D.C. 20007

(202) 295-4200

(Name, address, including zip code and telephone number, including area code of agent for service)

Copies to:

David M. McPherson, Esq.

Latham & Watkins LLP

555 11th Street N.W.

Washington, D.C. 20004

(202) 637-2200

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Offering Price	Amount of Registration Fee
1.00% Convertible Senior Notes due 2027	$200,000,000	(1)	100	%(2)	$200,000,000	$6,140.00	(5)
Common Stock, par value $0.001 per share	4,067,100	(3)	—		—		(4)

(1)                 Represents the aggregate principal amount at maturity of the notes originally issued by the registrant on June 11, 2007.

(2)                 Equals the aggregate principal amount of the notes being registered. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.

(3)                 Represents the number of shares of common stock initially issuable upon conversion of the notes registered hereby. Pursuant to Rule 416 under the Securities Act, also includes such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the notes as a result of the anti-dilution provisions contained therein.

(4)                 No separate consideration will be received for the shares of common stock issuable upon conversion of the notes, and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

(5)                 Of such amount $4,936.17 is paid herewith and $1,203.83 is offset by the filing fee paid in connection with registration statement no. 333-133200 filed by the registrant on April 11, 2006.

Prospectus

$200,000,000

1.00% Convertible Senior Notes due 2027

On June 11, 2007, we issued $200,000,000 in aggregate principal amount of 1.00% convertible senior notes due 2027 in a private offering. This prospectus relates to the resale by various selling securityholders of the notes and shares of our common stock issuable upon conversion of the notes. We will not receive any of the proceeds from these resales.

The notes bear interest at a rate of 1.00% per annum. We will pay interest on the notes on June 15 and December 15 of each year, beginning December 15, 2007. The notes will mature on June 15, 2027.

Holders may convert their notes at their option on any day prior to the close of business on the scheduled trading day immediately preceding June 15, 2027 only under the following circumstances: (1) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on such day; (2) during any calendar quarter after the calendar quarter ending September 30, 2007, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the base conversion price in effect on the last trading day of the immediately preceding calendar quarter; (3) if the notes have been called for redemption; or (4) upon the occurrence of specified corporate events. The notes will be convertible, regardless of the foregoing circumstances, at any time from, and including, April 15, 2027 to, and including, the scheduled trading day immediately preceding the maturity date of the notes.

Upon conversion, holders will initially be entitled to receive cash based on the applicable conversion rate, a number of shares of our common stock determined as set forth in this offering circular which we refer to as the applicable conversion rate, or a combination thereof, at our discretion. If, during the observation period described herein, the daily VWAP (as defined herein) of our common stock is less than or equal to $49.18 per share, which is referred to as the base conversion price, the applicable conversion rate will equal the base conversion rate of 20.3355 shares, subject to adjustment upon the occurrence of certain events. If, during the observation period described herein, the daily VWAP of our common stock exceeds the base conversion price, the applicable conversion rate will be determined pursuant to a formula resulting in the base conversion rate being increased by up to 19.7254 additional shares, subject to adjustment upon the occurrence of certain events and determined as set forth in this offering circular. In no event will the applicable conversion rate exceed 35.5872 shares of common stock per $1,000 principal amount of notes, subject to adjustment as set forth herein.

On or after June 20, 2014, we may redeem for cash all or a portion of the notes at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date.

Subject to certain exceptions, holders may require us to repurchase for cash all or part of their notes on June 15, 2014, June 15, 2017 and June 15, 2022 and upon a “designated event” at a price equal to 100% of the principal amount of the notes being repurchased plus any accrued and unpaid interest up to, but excluding, the relevant repurchase date.

The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured debt and all of our future senior unsecured debt. The notes will be structurally subordinated to all liabilities of our subsidiaries and will be effectively subordinated to our secured indebtedness. For a more detailed description of the notes, see “Description of the Notes” beginning on page 17.

The notes are not listed on any securities exchange or included in any automated quotation system. Shares of our common stock are traded on the NASDAQ Global market under the symbol “CCOI.” The closing sale price of our common stock on July 23, 2007 was $33.56 per share.

Investing in the notes or our common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section of this prospectus and the risk factors incorporated herein by reference from our annual and quarterly reports filed with the Securities and Exchange Commission, or SEC.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 24, 2007.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov. Our common stock is listed on the NASDAQ Global Market, under the symbol “CCOI” and all reports, proxy statements and other information filed by us with NASDAQ may be inspected at NASDAQ’s offices.

In this document, we “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be an important part of this prospectus. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, (other than information in such future filings deemed, under SEC rules, not to have been filed) after the date of this prospectus and until all of the notes or common stock to which this prospectus relates are sold by the selling security holders or this offering is otherwise terminated:

•       our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 14, 2007 (File No. 001-31227);

•       our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed on May 9, 2007 (File No. 001-31227);

•       our Definitive Proxy Statement on Schedule 14A for the fiscal year ended December 31, 2006, filed on March 30, 2007 (File No. 001-31227); and

•       our Current Reports on Form 8-K dated June 12, 2007 and June 21, 2007 (File No. 001-31227)

•       the description of our common stock contained in our registration statement on Form 8-A filed on March 6, 2006 (File No. 000-51829).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Cogent Communications Group, Inc.
1015 31st Street, N.W.
Tel.: (202) 295-4200
Attention: Investor Relations

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this offering circular.

You should read the information in this document together with the information in the documents incorporated by reference.

You should rely only upon the information provided in this document or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements do not include the impact of any mergers, acquisitions, divestitures or business combinations that may be announced or closed after the date hereof. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” and “anticipates” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict and assumptions that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. The reasons for this include changes in general economic conditions or the factors described under “Risk Factors.”

We caution you that any forward-looking statement reflects only our belief at the time the statement is made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements to reflect events or developments after the date of this prospectus.

ii

SUMMARY

The following summary highlights certain significant aspects of our business and this offering, but you should carefully read this entire prospectus, including the financial data and related notes and the documents incorporated by reference, which are described under “Additional Information,” before making an investment decision. Because this is a summary, it may not contain all the information that is important to you. Our actual results could differ materially from those anticipated in certain forward-looking statements contained in this prospectus as a result of certain factors, including those set forth under “Risk Factors.”

Except as otherwise indicated in this prospectus or as the context may otherwise indicate, in this prospectus the words “we,” “our,” and “us” refer to Cogent Communications Group, Inc. and its subsidiaries.

Our Company

Overview

We are a leading facilities-based provider of low-cost, high-speed Internet access and Internet Protocol communications services. Our network is specifically designed and optimized to transmit data using Internet Protocol, or IP. IP networks are significantly less expensive to operate and are able to achieve higher performance levels than the traditional circuit-switched networks used by many of our competitors, thus giving us clear cost and performance advantages in our industry. We deliver our services to small and medium-sized businesses, communications service providers and other bandwidth-intensive organizations through over 12,900 customer connections in North America and Western Europe. Our primary on-net service is Internet access at a speed of 100 Megabits per second and greater. We offer this on-net service exclusively through our own facilities, which run all the way to our customers’ premises.

Our network is comprised of in-building riser facilities, metropolitan optical fiber networks, metropolitan traffic aggregation points and inter-city transport facilities. The network is physically connected entirely through our facilities to over 1,125 buildings in which we provide our on-net services, including over 875 multi-tenant office buildings. We also provide on-net services in carrier-neutral colocation facilities, data centers and single-tenant office buildings. Because of our integrated network architecture, we are not dependent on local telephone companies to serve our on-net customers. We emphasize the sale of on-net services because we believe we have a competitive advantage in providing these services and our sales of these services generate higher gross profit margins.

We also provide Internet connectivity to customers that are not located in buildings directly connected to our network. We serve these off-net customers using other carriers’ facilities to provide the last mile portion of the link from our customers’ premises to our network. We also provide certain non-core services which are legacy services which we acquired and continue to support but do not actively sell.

Company Information

We were incorporated in Delaware in August 1999. In February 2002, in connection with our merger with Allied Riser Communications Corporation, shares of our common stock started public trading on the American Stock Exchange and we became subject to, and commenced reporting under, the Securities Exchange Act of 1934. In March 2006, our shares began trading on the Nasdaq Global Market. Our principal executive offices are located at 1015 31st Street N.W., Washington, D.C. 20007. Our telephone number is (202) 295-4200 and our web site address is www.cogentco.com. The information contained, referenced or incorporated in our web site is not a part of this offering circular.

The Notes

We provide the following summary solely for your convenience. This summary is not a complete description of the notes. You should read the full text and more specific details contained elsewhere in this offering circular. For a more detailed description of the notes and our common stock, see the sections entitled “Description of the Notes” and “Description of Capital Stock” in this prospectus. With respect to the discussion of the terms of the notes on the cover page, in this section and in the section entitled “Description of the Notes,” the words “we,” “our,” “us” and the “Company” refer only to Cogent Communications Group, Inc. and to not any of its subsidiaries.

Issuer	Cogent Communications Group, Inc.
Notes Offered	$200 million principal amount of 1.00% Convertible Senior Notes due 2027.
Maturity Date	June 15, 2027, unless earlier redeemed, repurchased or converted.
Interest	1.00% per annum, payable semi-annually in arrears in cash on June 15 and December 15 of each year, beginning December 15, 2007.
Ranking

The notes will rank equally with any future senior debt and senior to any future subordinated debt and will be effectively subordinated to all existing and future liabilities of our subsidiaries and to any secured debt we may issue to the extent of the value of the collateral. As of March 31, 2007 we had no secured indebtedness. The indenture for the notes does not restrict us or our subsidiaries from incurring additional debt or other liabilities, including secured debt. Our subsidiaries will not guarantee any of our obligations under the notes.

Conversion Rights

Holders may convert their notes prior to the close of business on the scheduled trading day immediately preceding June 15, 2027 in multiples of $1,000 in principal amount, at the option of the holder under the following circumstances:

•  during the five business-day period after any five consecutive trading day period (the “measurement period”) in which the trading price per note for each day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; or

•  during any calendar quarter after the calendar quarter ending September 30, 2007, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the base conversion price in effect on the last trading day of the immediately preceding calendar quarter;

• if such notes have been called for redemption; or

• upon the occurrence of specified events described below under “Description of the Notes—Conversion Rights.”

At the option of the holder, regardless of the foregoing circumstances, holders may convert their notes, in multiples of $1,000 in principal amount, at any time on or after April 15, 2027 through the scheduled trading day immediately preceding the maturity date, subject to prior repurchase of the notes.

Upon conversion, we will have the right to deliver either (i) shares of common stock based upon the applicable conversion rate or (ii) a combination of cash and shares of common stock, if any, based on a daily conversion value calculated on a proportionate basis for each trading day of the observation period. See ‘‘Description of Notes—Conversion Rights—Payment upon Conversion.’’

Applicable Conversion Rate

The applicable conversion rate for any notes to be converted will equal the sum of the daily conversion rate fractions for each day during the 20 VWAP trading days (as defined under “Description of the Notes—Payment Upon Conversion”) during the observation period (defined below). The daily conversion rate fraction for each day during the related observation period shall be determined as follows:

•  if the daily VWAP (as defined under “Description of the Notes—Payment Upon Conversion”) on such date is less than or equal to the base conversion price (defined below), the daily conversion rate fraction for such notes will be equal to the base conversion rate divided by 20, as may be adjusted as described below.

• if the daily VWAP is greater than the base conversion price, the daily conversion rate fraction of such notes will be equal to the following:

base conversion rate +	[(	such daily VWAP - base conversion price	)	× incremental share factor	]
such daily VWAP
20

In no event,  however, will the daily conversion rate fraction for any day during the observation period exceed one-twentieth of 35.5872 shares (the “daily share cap”), subject to adjustment as described herein. Accordingly, the applicable conversion rate is capped and you will not participate in any price appreciation in our common stock above $216.82 per share.

The “base conversion rate” is 20.3355 shares, subject to adjustment as described under “Description of the Notes—Conversion Rate Adjustments.”

The “base conversion price” per $1,000 principal amount of notes is a dollar amount (initially $49.18) determined by dividing $1,000 by the base conversion rate, as may be adjusted as described below.
The “incremental share factor” is initially 19.7254, as may be adjusted as described below.
“Observation period” with respect to any note means:

•  for any conversion date occurring (i) in respect of notes called for redemption following our notice of redemption or (ii) in respect of notes converted following the 23rd scheduled trading day preceding the maturity date, the 20 consecutive VWAP trading days beginning on, and including, the 22nd scheduled trading day preceding the maturity date or the redemption date, as applicable.

• in all other instances, the 20 consecutive VWAP trading day period beginning on, and including, the third trading day immediately following the conversion date.

We may in lieu of delivering all or a portion of shares of our common stock based on the applicable conversion rate as described above, deliver cash based on the daily conversion value during the observation period as described herein. The daily conversion value on any day during the related observation period will in no event exceed the daily share cap multiplied by the daily VWAP on such day.  Accordingly, you will not participate in any price appreciation in our common stock above $216.82 per share.

In addition, if a “fundamental change” occurs prior to June 20, 2014, subject to certain limitations and provided such fundamental change is not a public acquirer change in control in respect of which the Company has elected to adjust the applicable conversion rate and related conversion obligation as described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments—Conversion After a Public Acquirer Fundamental Change,” we will increase the applicable conversion rate for a holder who elects to convert its notes in connection with such fundamental change upon conversion in the circumstances as described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments—Adjustment to Conversion Rate upon Conversion upon Fundamental Change.” No adjustment to the conversion rate will be paid if the stock price is less than $28.10 or if the stock price exceeds $225.00 (in each case, subject to adjustment).

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares, if any, of common stock delivered to you upon conversion.

Sinking Fund	None.
Optional Redemption by Cogent

On or after June 20, 2014, we may redeem at any time for cash all or part of the notes, upon not less than 23 scheduled trading days nor more than 45 scheduled trading days notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including any special interest, to but excluding the redemption date.

Purchase of Notes by Us at the Option of the Holder

Holders have the right to require us to purchase all or a portion of their notes for cash on June 15, 2014, June 15, 2017 and June 15, 2022, each of which we refer to as a “purchase date.” In each case, we will pay a purchase price in cash equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to the purchase date.

Designated Event Repurchase Right of Holders

Subject to certain exceptions, if we undergo a “designated event” as defined below under “Description of the Notes—Designated Event Permits Holders to Require us to Purchase Notes,” including a “fundamental change” as defined in such section, you will have the option to require us to repurchase all or any portion of your notes. The designated event repurchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to but excluding the designated event repurchase date. We will pay cash for all notes so repurchased.

Events of Default

Except as noted below, if an event of default on the notes occurs, the principal amount of the notes, plus accrued and unpaid interest and special interest, if any, may be declared immediately due and payable, subject to certain conditions set forth in the indenture. If the event of default relates to our failure to comply with the reporting obligations in the indenture, at our option, the sole remedy for the first 60 days following such event of default consists exclusively of the right to receive special interest on the notes at an annual rate of 0.25% of the principal amount of the notes. The notes automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Registration Rights

Pursuant to the registration rights agreement we entered into with the initial purchasers of the notes, we have filed a shelf registration statement, of which this prospectus is a part, with the SEC relating to the resale of the notes and common stock issuable upon conversion of the notes. We have agreed in the registration rights agreement to use our commercially reasonable efforts to keep the shelf registration statement effective until the earliest of:

• the date when all securities covered by the registration statement have been sold;

•  the expiration of the applicable holding period with respect to the notes and the common stock issuable upon conversion of the notes under Rule 144(k) under the Securities Act, or any successor provision; and

• the date that is two years after the effective date of the registration statement.

We may suspend the use of the registration statement to resell your notes or shares of common stock issued upon conversion of the notes for reasons relating to pending corporate developments, public filings or other events.

We will be required to pay the holders of the notes special interest on the notes if we fail to keep such registration statement effective during the time periods specified above, subject to certain limitations. See “Description of the Notes—Registration Rights.”

Trading

Prior to this offering, the notes have been eligible for trading in The PORTALsm Market. However, the notes resold pursuant to this prospectus will no longer be eligible for trading in The PORTALsm Market. We do not intend to list the notes on any national securities exchange.

NASDAQ Global Market Symbol for Our Common Stock	Our common stock is listed on the NASDAQ Global Market under the symbol “CCOI.”
Use of Proceeds

The selling securityholders will receive all of the proceeds from the sale under this prospectus of the notes and common stock issuable upon conversion of the notes. We will not receive any proceeds from these sales.

Certain United States Federal Income Tax Considerations

You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes and the common stock into which the notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Certain United States Federal Income Tax Considerations.”

Risk Factors

See “Risk Factors” for a discussion of factors that should be considered with respect to an investment in the notes or common stock.

RISK FACTORS

You should carefully consider the following risks and other information included in this prospectus or in any of our filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, incorporated by reference herein, before making an investment decision. These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may also impair our business. The risks described in this section and included or incorporated by reference in this prospectus could cause our actual results to differ materially from those anticipated.

Risks Related to an Investment in the Notes

Although the notes are referred to as “senior notes,” the notes are effectively subordinated to the rights of our existing and future secured creditors and any liabilities of our subsidiaries.

The notes will be our senior unsecured obligations and will rank equally in right of payment to all of our other existing and future senior indebtedness.

The notes will not be guaranteed by any of our subsidiaries and accordingly will be structurally subordinated to all of the indebtedness and other liabilities of our subsidiaries. In addition, the notes will be effectively subordinated to existing secured financings and any other secured indebtedness incurred by us to the extent of the value of the assets securing such indebtedness. As a result, in the event of any distribution or payment of our assets in any bankruptcy, liquidation or dissolution, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our general creditors, based on the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.

As of March 31, 2007, none of our outstanding indebtedness represented secured indebtedness. The notes are structurally subordinated to all of this indebtedness.

Future sales of our common stock or the issuance of other equity may adversely affect the market price of our common stock and the value of the notes.

Sales of our common stock or other equity-related securities could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the market price of the notes.

The conditional conversion feature of the notes could prevent you from receiving the value of cash, shares of common stock, or cash and common stock, into which a note would otherwise be convertible.

Prior to April 15, 2027, the notes are convertible into cash, shares of common stock or cash and shares of our common stock, only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes until after April 15, 2027 and you may not be able to receive the value of the cash and common stock into which the notes would otherwise be convertible.

As a holding company, our only source of cash is distributions from our subsidiaries.

We are a holding company with no operations of our own and we conduct all of our business through our subsidiaries. The notes will be exclusively obligations of Cogent Communications Group, Inc. We are wholly dependent on the cash flow of our subsidiaries and dividends and distributions to us from our subsidiaries in order to service our current indebtedness, including the notes, and any of our future obligations. Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefore. The ability of our subsidiaries to pay such dividends and distributions will be subject to, among other things, statutory or contractual restrictions. We cannot assure you that our subsidiaries will generate cash flow sufficient to pay dividends or distributions to us in order to pay interest or other payments on the notes.

A fundamental change may adversely affect us or the notes.

You may have the right to require us to repurchase your notes upon the occurrence of a fundamental change as described in “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.” If we enter into a senior credit facility or incur additional debt in the future, such indebtedness may prohibit or limit our ability to repurchase the notes upon a fundamental change. Also, if a fundamental change occurs, we cannot assure you that we will have enough funds to repurchase all the notes. Furthermore, the fundamental change provisions, including the provisions requiring us to increase the applicable conversion rate by a number of additional shares related to conversions in connection with a fundamental change, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.

The net share settlement feature of the notes may have adverse consequences.

The notes are subject to net share settlement, which means that we may, at our option, satisfy our conversion obligation to holders by paying cash in settlement of the lesser of the principal amount and the conversion value of the notes and by delivering, at our election, cash or shares of our common stock, or a combination of cash and common stock, in settlement of any and all conversion obligations in excess of the daily conversion values, as described under “Description of the Notes—Conversion Rights—Payment upon Conversion.” Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note. In addition, any settlement of a conversion of notes into cash and shares of our common stock will generally be delayed until at least the 20th trading day following our receipt of the holder’s conversion notice. Accordingly, you may receive fewer proceeds than expected because the value of our common stock may decline, or fail to appreciate as much as you may expect, between the day that you exercise your conversion right and the day the conversion value of your notes is determined.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes,” “Description of Notes—Conversion Rights—Conversion Rate Adjustments—Adjustment to Conversion Rate upon Fundamental Change” and “Description of Notes—Conversion Rights—Conversion Rate Adjustments—Conversion After a Public Acquirer Change of Control.”

We may be unable to repurchase notes as required by the indenture or to make payments due upon conversion; a designated event may adversely affect us or the notes.

Subject to certain exceptions, you have the right to require us to repurchase your notes on June 15, 2014, June 15, 2017 and June 15, 2022 or upon the occurrence of a designated event as described under “Description of the Notes—Conversion Rights—Designated Event Permits Holders to Require Us to Purchase Notes.” In addition, we may be required to make cash payments to holders upon conversion of notes. We cannot assure you that we will have or be able to raise enough funds to make the required repurchase of notes or to make cash payments required upon conversion of the notes. In addition, any future debt we incur or other agreements we may enter into may limit our ability to repurchase notes or to pay amounts payable to holders upon conversion of notes. Moreover, if you or other investors in the notes exercise a repurchase right upon a designated event or otherwise or convert the notes, it may cause a default under any future debt we incur, even if the designated event itself does not cause a default, because of the potential financial effect on us that would be caused by such a repurchase or conversion. In addition, our failure to convert notes into cash or a combination of cash and common stock upon exercise of a holder’s conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. A default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and amounts owing in respect of the repurchase or conversion of notes.

A fundamental change or change in control transaction involving us could have a negative effect on us and the trading price of our common stock and could negatively impact the trading price of the notes. Furthermore, the designated event provisions, including the provisions requiring the increase to the conversion rate for conversions in connection with a fundamental change in some cases, may make more difficult or discourage a takeover of our company and the removal of incumbent management.

The adjustment to the conversion rate for notes converted in connection with specified corporate transactions may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a specified corporate transaction that constitutes a fundamental change occurs prior to June 20, 2014 we will, under certain circumstances, increase the applicable conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the applicable conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of Notes—Conversion Rights—Conversion Rate Adjustments—Adjustments to Conversion Rate upon Fundamental Change.” The adjustment to the applicable conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the effective date for the specified corporate transaction occurs on or after June 20, 2014 or if the price of our common stock in the transaction is greater than $225.00 per share or less than $28.10 (in each case, subject to adjustment), no adjustment will be made to the applicable conversion rate. In addition, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 35.5872 shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the base conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the applicable conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

A change in control of us may not constitute a “designated event” for purposes of the note.

The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a change in control of us except to the extent described under “Description of the Notes—Designated Event Permits Holders to Require us to Purchase Notes” and “Description of the Notes—Conversion Rights—Conversion Rate Adjustments—Adjustment to Conversion Rate upon Fundamental Change.” However, the terms “fundamental change” and “designated event” are limited and may not include every change in control event that might cause the market price of the notes to decline. As a result, your rights under the notes upon the occurrence of a designated event or fundamental change may not preserve the value of the notes in the event of a change in control of us. In addition, any change in control of us may negatively affect the liquidity, value or volatility of our common stock, thereby negatively impacting the value of the notes.

The base conversion rate of the notes may not be adjusted for all dilutive events.

The base conversion rate of the notes is subject to adjustment only for certain specified events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” However, the base conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock.

Our stock price may fluctuate significantly in the future, which could result in investors losing all or part of their investments.

The notes are convertible, at our election, into shares of our common stock, cash or a combination of cash and common stock, if any, based on the trading price of our common stock on each trading day in the relevant observation period, and therefore we expect that the trading price of our common stock will significantly affect the trading price of the notes. The market price of our stock has fluctuated in the past and may fluctuate in the future. Our stock price, like that of other technology companies, is subject to volatility because of factors such as:

•       the announcement of acquisitions, new products, services or technological innovations by us or our competitors;

•       quarterly variations in our operating results;

•       changes in revenue or earnings estimates by the investment community;

•       speculation in the press or investment community; or

•       government regulations.

In addition, stock markets in general have also experienced volatility that has often been unrelated to the operating performance of particular companies. This volatility and the realization of any of the risks described above could cause the market price of our common stock to decline significantly.

We have never paid cash dividends and do not anticipate paying any cash dividends on our common stock in the future.

We currently intend to retain any earnings to finance our operations and growth. Since we have never paid cash dividends and do not anticipate paying any cash dividends on our common stock, any short-term return on your investment will depend on the market price of the notes and our common stock.

You may have to pay U.S. federal taxes if the conversion rate is adjusted in certain circumstances, even if you do not receive any cash.

The terms of the notes provide for changes in the conversion rate under certain circumstances. For example, we will adjust the conversion rate of the notes for stock splits and combinations, stock dividends, cash dividends and certain other events that affect our capital structure. See “Description of the Notes—Conversion Rate Adjustments.” If the conversion rate is adjusted, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with the conversion rate adjustment and even though you might not exercise your conversion right. In addition, non-U.S. holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Certain United States Federal Income Tax Considerations—Consequences to U.S. Holders—Constructive Dividends” and “Certain United States Federal Income Tax Considerations—Consequences to Non-U.S. Holders—Dividends and Constructive Distributions.”

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes to our common stock that might be adopted by the holders of our common stock to curtail or eliminate any of the powers, preferences or special rights of our common stock, or impose new restrictions or qualifications upon our common stock. You only will be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock upon conversion of your notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We have broad discretion in the use of proceeds generated in this offering.

We anticipate receiving proceeds of approximately $195.0 million (or $214.6 million if the initial purchasers exercise their option in full) from this offering. We plan to use $60.6 million of the proceeds to buy back shares of our common stock and to repay our 7.50% subordinated convertible notes due June 15, 2007. The remaining funds will be used for general corporate purposes, providing us broad discretion in the use of these funds. We may not find uses for these funds that generate substantial returns or we may put the funds to use in a manner that fails to generate returns. Such outcomes would impact our overall performance and could negatively impact our stock price and the value of the notes.

The notes were issued with original issue discount for United States federal income tax purposes.

The notes were issued with original issue discount for United States federal income tax purposes.  Thus, in addition to the stated interest on the notes, holders will generally be required to include the amounts representing the original issue discount in gross income on a constant yield basis in advance of receipt of the cash payments to which such income is attributable. See “Certain United States Federal Income Tax Considerations.”

USE OF PROCEEDS

The selling securityholders will receive all of the proceeds from the sale under this prospectus of the notes and common stock issuable upon conversion of the notes. We will not receive any proceeds from these sales.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our sole class of common equity is our common stock, par value $0.001, which is currently traded on the NASDAQ Global Market under the symbol “CCOI”. Prior to March 6, 2006, our common stock traded on the American Stock Exchange under the symbol “COI”.

As of June 30, 2007, there were approximately 153 holders of record of shares of our common stock holding 48,270,730 shares of our common stock.

The table below shows, for the quarters indicated, the reported high and low trading prices of our common stock.

	High	Low
2005
First Quarter	$25.40	$8.11
Second Quarter	28.30	6.29
Third Quarter	8.37	4.56
Fourth Quarter	6.16	4.18
2006
First Quarter	$9.77	$5.13
Second Quarter	12.41	7.79
Third Quarter	11.77	7.78
Fourth Quarter	17.00	11.14
2007
First Quarter	$24.91	$15.74
Second Quarter	30.09	22.07
Third Quarter*	34.90	29.78

*                    Represents high and low trading prices through July 23, 2007.

We have not paid any dividends on our common stock since our inception and do not anticipate paying any dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then-existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors our board of directors deems relevant.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock is only a summary and is qualified by applicable law. We encourage you to read our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are on file with the SEC as exhibits to registration statements previously filed by us. See “Additional Information.”

Authorized Capital Stock

We are authorized to issue up to 75,000,000 shares of common stock, par value $0.001 per share. As of June 30, 2007, we had outstanding 48,270,730 shares of our common stock. We are also authorized to issue up to 10,000 shares of preferred stock, par value $0.001 per share, of which no shares are outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held and have no preemptive or other rights to subscribe for additional shares from the Company. All outstanding shares of common stock are, and those issuable upon conversion of the notes will be, when issued and fully paid for, validly issued, fully paid and non-assessable. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available therefor. On liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to receive their pro rata portion of our net assets remaining after the payment of all debts, obligations and liquidation preferences, if any. Holders of notes are not entitled to any rights with respect to our common stock, but are subject to all changes made with respect to our common stock.

Preferred Stock

Our board is authorized to issue preferred stock from time to time in one or more series. Our directors shall determine the number of shares constituting each series of preferred stock and each series shall have a distinguishing designation. Subject to our certificate of incorporation, as amended, our directors may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights or privileges, if any, of any such series, without further vote or action by our stockholders.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our or our subsidiaries’ officers, directors and employees pursuant to benefit plans or otherwise. Shares of preferred stock we issue may have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by our board of directors. Unless otherwise specified in the applicable offering document relating to the shares of a series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

The preferred stock will be, when issued, fully paid, validly issued and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock.

Certain Provisions of our Certificate of Incorporation and Bylaws and Delaware Law

The following paragraphs summarize certain provisions of the Delaware General Corporation Law, or DGCL, and our amended and restated certificate of incorporation and amended and restated bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the

DGCL and to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are on file with the Commission as exhibits to registration statements previously filed by us. See “Additional Information.”

General.   Certain provisions of our certificate of incorporation and by-laws and Delaware law could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult, including:

•       an acquisition of us by means of a tender or exchange offer;

•       an acquisition of us by means of a proxy contest or otherwise; or

•       the removal of a majority or all of our incumbent officers and directors.

These provisions, which are summarized below, are likely to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that these provisions help to protect our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that this benefit outweighs the potential disadvantages of discouraging such a proposal because our ability to negotiate with the proponent could result in an improvement of the terms of the proposal.

Election and removal of directors.   Our certificate of incorporation and by-laws contain provisions that effectively restrict the ability of our stockholders to remove directors without at least a majority of the voting power of the then outstanding shares. In addition, our by-laws provide that, except as otherwise provided by law or our certificate of incorporation, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the board may be filled only by a majority of the directors then in office (even though less than a quorum is then in office) or by the sole remaining director.

Stockholder meetings.   Under our certificate of incorporation and by-laws, the president, a majority of the board of directors or a majority of the voting power of the then outstanding shares may call special meetings of stockholders.

Delaware anti-takeover law.   We are subject to Section 203 of the Delaware general corporation law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is defined generally as a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

No cumulative voting.   Our certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors.

Undesignated preferred stock.   The authorization of undesignated preferred stock makes it possible for our board of directors to issue stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

Limitation of liability.   As permitted by the Delaware general corporation law, our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•       for any breach of the director’s duty of loyalty to us or our stockholders; and

•       for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law.

Transfer Agent and Registrar

Registrar and Transfer Company is the transfer agent and registrar for our common stock.

NASDAQ Global Market Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “CCOI.”

DESCRIPTION OF THE NOTES

We issued $200 million in 1.00% convertible senior notes due 2027 under an indenture dated June 11, 2007 between us and Wells Fargo Bank N.A., as trustee. We entered into a registration rights agreement dated June 11, 2007 with the initial purchasers pursuant to which we have filed a shelf registration statement, of which this prospectus is a part, with the SEC relating to the resale of the notes and common stock issuable upon conversion of the notes. The terms of the notes include those expressly set forth in the indenture, the notes, the registration rights agreement and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes, the indenture, including the definitions of terms used in the indenture, and the registration rights agreement. We urge you to carefully read the entire indenture and registration rights agreement because they, and not this description, defines your rights as a holder of notes. You may request a copy of the indenture and registration rights agreement from us. A copy of the indenture will be available as described under the heading “Additional Information” in this offering circular.

For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to Cogent Communications Group, Inc. and not to its subsidiaries.

General

The notes:

•       mature on June 15, 2027, unless earlier converted, redeemed or repurchased;

•       are our general unsecured obligations;

•       are equal in right of payment with any other senior unsecured indebtedness of ours;

•       are senior in right of payment to any of our indebtedness that is contractually subordinated to the notes;

•       are structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors;

•       effectively are subordinated to any of our secured indebtedness to the extent of the value of the collateral securing such indebtedness;

•       are issued in registered form without interest coupons, in denominations of $1,000 and integral multiples of $1,000; and

•       are represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form.

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. Our subsidiaries will not guarantee any of our obligations under the notes. Our operations are conducted through our subsidiaries and, therefore, we depend on the cash flow of our subsidiaries to meet our obligations, including our obligations under the notes. The notes will be effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization (and the consequent right of the holders of notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of that subsidiary. As of March 31, 2007, our subsidiaries had $127.2 million of liabilities outstanding to which the notes would be effectively subordinated. See “Risk Factors—Although the notes are referred to as “senior notes,” the notes are effectively subordinated to the rights of our existing and future secured creditors and any liabilities of our subsidiaries.”

The notes are convertible as described below under “—Conversion Rights.”

We use the term “note” in this offering circular to refer to each $1,000 principal amount of notes.

We may, without the consent of the holders, issue additional notes under the indenture in the future with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount, so long as the additional notes are fungible with the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the notes in tender offers, open market purchases or negotiated transactions without prior notice to holders.

The registered holder of a note will be treated as the owner of it for all purposes.

Other than restrictions described under “—Designated Event Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “—Conversion Rights—Conversion Rate Adjustments—Adjustment to Conversion Rate upon Conversion upon Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect holders. See “Risk Factors—Risks Related to this Offering.”

Payments on the Notes; Paying Agent and Registrar

We will pay principal of, and any premium on, certificated notes at the office or agency designated by the Company for that purpose. We have initially designated a corporate trust office of the trustee as our paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $1.0 million or less, by check mailed to the holders of those notes and (ii) to holders having an aggregate principal amount of more than $1.0 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay the principal of, and interest on notes in global form registered in the name of or held by The Depository Trust Company, or DTC, or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global notes.

Transfer and Exchange

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted, by the indenture. We are not required to transfer or exchange any note selected for redemption or surrendered for conversion.

Interest

The notes will bear interest at a rate of 1.0% per year from June 11, 2007, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on June 15 and December 15 of each year, beginning December 15, 2007.

Interest will be paid to the person in whose name a note is registered at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Optional Redemption

No sinking fund is provided for the notes. Prior to June 20, 2014, the notes will not be redeemable. On or after June 20, 2014, we may redeem at any time for cash all or part of the notes, upon not less than 23 scheduled trading days nor more than 45 scheduled trading days notice before the redemption date by mail to the trustee, the paying agent and each holder of notes. The redemption price for the notes redeemed will be 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including any special interest, to but excluding the redemption date; provided, however, that if the redemption date falls after a record date for the payment of interest and on or prior to the corresponding interest payment date, we will pay accrued and unpaid interest to but excluding the redemption date to the holder of record at the close of business on such record date on the interest payment date and the redemption price for the notes will be 100% of the principal amount of the notes to be redeemed.

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate, including any method required by DTC or any successor depositary.

If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption. In the event of any redemption in part, we will not be required to register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Conversion Rights

General

Upon the occurrence of any of the conditions, and subject to the limitations, described under the headings “—Conversion Upon Satisfaction of Trading Price Condition,” “—Conversion Based on Common Stock Price,” “—Conversion Upon Notice of Redemption” and “—Conversion upon Specified Corporate Transactions,” holders may convert each of their notes based on the applicable conversion rate (as described below) per $1,000 in principal amount of notes at any time prior to the close of business on the scheduled trading day immediately preceding June 15, 2027. On and after April 15, 2027, holders may convert each of their notes based on the applicable conversion rate regardless of the conditions described under the headings “—Conversion Upon Satisfaction of Trading Price Condition,” “—Conversion Based on Common Stock Price,” “—Conversion Upon Notice of Redemption” and “—Conversion upon Specified Corporate Transactions” at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date of June 15, 2027.

A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest unless such conversion occurs between a regular record date and the interest payment date to which it relates. Our settlement of conversions as described below under “—Payment upon Conversion” will be deemed to satisfy our obligation to pay:

•       the principal amount of the note; and

•       accrued and unpaid interest to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a record date and on or prior to the corresponding interest payment date, holders of such notes at 5:00 p.m., New York City time, on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. However, notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; except that no such payment need be made:

•       if we have specified a designated event repurchase date as defined below that is after a record date and on or prior to the corresponding interest payment date;

•       if you convert your notes in connection with a redemption and we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•       to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such notes; or

•       in respect of any conversions that occur after the record date immediately preceding the maturity date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion upon Satisfaction of Trading Price Condition

Prior to April 15, 2027, a holder may surrender notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 in principal amount of the notes for each day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for the notes for such date, subject to compliance with the procedures and conditions described below concerning the trustee’s obligation to make a trading price determination. Solely for purposes of this “Conversion Upon Satisfaction of Trading Price Condition,” the “applicable conversion rate” on any day will be (i) if the last reported sale price of our common stock on the trading day immediately preceding such day is less than or equal to the base conversion price, the base conversion rate and (ii) if such last reported sale price of our common stock is greater than the base conversion price, the base conversion rate plus a number of shares equal to the product of (a) the incremental share factor and (b) the difference between such last reported sale price and the base conversion price, such difference divided by such last reported sale price.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $2.0 million in principal amount of such series of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include the initial purchasers; but if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids will be used, and if only one such bid can reasonably be obtained by the trustee, that one bid will be used. If the trustee cannot reasonably obtain at least one bid for $2.0 million in principal amount of such series of notes from a nationally recognized securities dealer, then the notes will be deemed to be convertible pursuant to the trading price conversion trigger. Any such determination will be conclusive absent manifest error.

In connection with any conversion upon satisfaction of the above trading price condition, the trustee will have no obligation to determine the trading price of the notes unless we have requested such determination; and we will have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 in principal amount of the notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate (determined as described above). At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 in principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for the notes.

If the trading price condition has been met, we will so notify the holders of the notes. If, at any time after the trading price condition has been met, the trading price per $1,000 in principal amount of the notes is greater than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate (determined as described above) for such date, we shall so notify the holders of the notes.

The “last reported sale price” of our common stock on any date means the closing sale price per share, or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices, on that date as reported by NASDAQ, or if our common stock is not then listed on NASDAQ, as reported by the principal U.S. securities exchange or automated quotation service on which our common stock is traded or quoted. If our common stock is not listed on NASDAQ or listed on a United States national or regional securities exchange or automated quotation service on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or similar organization. If our common stock is not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms, which may include the initial purchasers, selected by us for this purpose. Any such determination will be conclusive absent manifest error.

“Trading day” means a day on which trading in securities generally occurs on NASDAQ or, if our common stock is not then listed on NASDAQ, on the principal national or regional securities exchange on which our common stock is then listed or quoted or, if our common stock is not listed on NASDAQ or a national or regional securities exchange or automated quotation service, on the principal other market on which our common stock is then traded or quoted. If our common stock is not so traded or quoted, “trading day” means business day.

Conversion Based On Common Stock Price

Prior to April 15, 2027, a holder may surrender notes for conversion during any calendar quarter after the calendar quarter ending September 30, 2007, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the base conversion price (as defined below) in effect on the last trading day of the immediately preceding calendar quarter.

Conversion Upon Notice of Redemption

If we call any or all of the notes for redemption, holders may convert notes that have been so called for redemption at any time prior to the close of business on the scheduled trading day prior to the redemption date, even if the notes are not otherwise convertible at such time, after which time the holder’s right to convert will expire unless we default in the payment of the redemption price.

Conversion upon Specified Corporate Transactions

If we elect to:

•       distribute to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 45 days after the record date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

•       distribute to all or substantially all holders of our common stock our assets (including cash), debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the last reported sale price of our common stock on the day preceding the declaration date for such distribution, we must notify the holders of the notes at least 23 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer. You may not exercise this right if you are permitted to participate in the distribution without conversion at the same time and on the same terms as holders of our common stock as if such holder of notes held a number of shares of our common stock equal to the applicable conversion rate in effect on the “ex-dividend date” for such distribution multiplied by the principal amount (expressed in thousands) of notes held by such holder. Solely for purposes of the foregoing sentence, the observation period used to calculate the applicable conversion rate will be the 20 VWAP trading days ending on the VWAP trading day immediately preceding the “ex-dividend date”. We will notify you of our decision to permit you to participate in such distribution at least 23 scheduled trading days preceding the “ex-dividend date.”

In addition, if we are party to any transaction or event that constitutes a “designated event” (as defined below), a holder may surrender notes for conversion at any time from and after the 30th scheduled trading day prior to the anticipated effective date of such designated event until the “designated event repurchase date” (as defined below) corresponding to such designated event, and if such designated event constitutes a fundamental change, may be entitled to receive additional shares upon any conversion as described below under “—Adjustment to Conversion Rate Upon Conversion upon Fundamental Change.”

You will also have the right to convert your notes if we are a party to a combination, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets, in each case pursuant to which our common stock would be converted into cash, securities and/or other property that does not also constitute a designated event. In such event, you will have the right to convert your notes at any time beginning 30 scheduled trading days prior to the date that is the anticipated effective date of such transaction and ending on the 15th calendar day following the effective date of such transition. We will notify holders at least 30 scheduled trading days prior to the anticipated effective date of such transaction. If the transaction also constitutes a “designated event,” in lieu of the conversion right described in this paragraph, you will have the conversion right described in the preceding paragraph and you will have the right to require us to repurchase your notes as set forth below under “—Designated Event Permits Holders to Require Us to Repurchase Notes.”

Conversions on or after April 15, 2027

On or after April 15, 2007, holders may convert each of their notes at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•       complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•       deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•       if required, furnish appropriate endorsements and transfer documents;

•       if required, pay all transfer or similar taxes; and

•       if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the “conversion date” under the indenture.

If a holder has already delivered a repurchase notice as described under “—Designated Event Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Payment upon Conversion

Unless we have elected to settle all conversions of notes in a manner specified in our notice as described under “Irrevocable Election of Settlement Method” below, we will notify the holders who have tendered their notes for conversion not later than the scheduled trading day immediately preceding the first day of the related observation period whether we will satisfy our obligation to convert the notes (the “conversion obligation”) through delivery of (i) shares of our common stock based upon the applicable conversion rate as described under “Full Share Settlement” below (a “physical settlement”) or (ii) a combination of cash and shares (if any) of our common stock based on a daily conversion value as described under “Net Share Settlement” below (a “net share settlement”). In either case, we will deliver cash in lieu of any fractional share of common stock otherwise issuable. If we have not elected to settle all conversions of notes in the manner specified in our notice as described under “Irrevocable Election of Settlement Method” below and do not specify a settlement method for notes tendered for conversion, then physical settlement will apply for such notes. The delivery of shares of common stock, if any, will occur through the conversion agent or DTC, as the case may be.

Full Share Settlement

If physical settlement applies to any notes tendered for conversion, upon conversion of such notes we will deliver to holders, for each $1,000 principal amount of notes converted, a number of shares equal to the applicable conversion rate.

The “applicable conversion rate” for any notes to be converted will be the sum of the “daily conversion rate fractions” (as defined below) for each day during the 20 VWAP trading days (defined below) during the observation period (defined below).

The “daily conversion rate fraction” for each day during the related observation period shall be determined as follows:

•       if the daily VWAP (defined below) on such date is less than or equal to the base conversion price (defined below), the daily conversion rate fraction will be equal to the base conversion rate divided by 20, as may be adjusted as described below; or

•       if such daily VWAP is greater than the base conversion price, the daily conversion rate fraction will be equal to the following:

base conversion rate +	[(	such daily VWAP - base conversion price	)	× incremental share factor	]
such daily VWAP
20

In no event,  however, will the daily conversion rate fraction for any day during the observation period exceed one-twentieth of 35.5872 (the “daily share cap”). The daily share cap is subject to the same adjustments as the base conversion rate (and on a proportional basis) as described under “Conversion Rate Adjustments” below. As a result, the applicable conversion rate is capped and you will not participate in any price appreciation in our common stock above $216.82 per share.

The “base conversion rate” is 20.3355, subject to adjustment as described under “Description of the Notes—Conversion Rate Adjustments.”

The “base conversion price” per $1,000 principal amount of notes is a dollar amount (initially $49.18) determined by dividing $1,000 by the base conversion rate, as may be adjusted as described below.

“Daily VWAP” means, for each of the 20 consecutive VWAP trading days during the observation period, the per share volume-weighted average price on the primary exchange for our common stock as displayed under the heading ‘‘Bloomberg VWAP’’ on Bloomberg page “CCOI UQ<EQUITY> VAP <GO>” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the primary exchange for our common stock to the scheduled close of trading on such exchange on such VWAP trading day (or if such volume-weighted average price is unavailable, or if such page or its equivalent is unavailable, the market value of one share of our common stock on such VWAP trading day using a volume-weighted method as determined by a nationally recognized independent investment banking firm retained for this purpose by us).

The “incremental share factor” is initially 19.7254, as may be adjusted as described below.

“Observation period” with respect to any note means:

•       for any conversion date occurring (i) in respect of notes called for redemption following our notice of redemption or (ii) in respect of notes converted following the 23rd scheduled trading day preceding the maturity date, the 20 consecutive VWAP trading days beginning on, and including, the 22nd scheduled trading day preceding the maturity date or the redemption date, as applicable.

•       in all other instances, the 20 consecutive VWAP trading day period beginning on, and including, the third trading day immediately following the conversion date.

“Scheduled trading day” means a day that is scheduled to be a VWAP trading day.

A “VWAP trading day” is any day (i) on which there is no market disruption event (as defined below) and (ii) is a trading day. A “VWAP trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or over-the-counter market. For the purposes of the definition of “VWAP trading day,” “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or over-the-counter market on which the common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any scheduled trading day for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or future contracts relating to our common stock.

We will deliver cash in lieu of any fractional shares of common stock issuable in connection with payment of the amounts above based on the last reported sale price of our common stock on the last day of the applicable observation period.

Net Share Settlement

If net share settlement applies to any notes tendered for conversion, we will settle our conversion obligation with respect to each $1,000 in principal amount of notes being converted by delivering, on the third trading day immediately following the last day of the related observation period, a “settlement amount” consisting of cash and shares of our common stock (if any) equal to the sum of the daily settlement amounts (as defined below) for each of the 20 VWAP trading days during the related observation period.

The “daily settlement amount” for each $1,000 in principal amount of notes being converted and for each of the 20 VWAP trading days during the observation period shall consist of:

•       cash equal to the lesser of (x) $50 and (y) the daily conversion value relating to such day; plus

•       if the daily conversion value on such day exceeds $50, either (i) a number of shares (the “maximum deliverable shares”) equal to (A) the difference between such daily conversion value and $50, divided by (B) the daily VWAP of our common stock for such day, (ii) cash equal to the difference between such daily conversion value and $50, or (iii) any combination elected by us of shares and cash as described below.

If we elect to pay cash in lieu of delivering all or a portion of the maximum deliverable shares, we will notify you through the trustee of the percentage of each share issuable upon conversion that will be paid in cash in lieu of our common stock (the “cash percentage”) no later than the scheduled trading day immediately preceding the first day of the applicable observation period. If we choose to settle all or any portion of the maximum deliverable shares in cash in connection with conversions of notes within 22 scheduled trading days prior to the applicable maturity date or redemption date, we will send, on or prior to the first day of the applicable observation period, a single notice for all such conversions to the trustee with respect to the cash percentage that will be paid in lieu of our common stock.

If we elect to specify a cash percentage, the amount of cash that we will deliver in lieu of all or the applicable portion of the maximum deliverable shares for each day in the applicable observation period will equal: (i) the cash percentage, multiplied by (ii) the maximum deliverable shares (assuming we had not specified a cash percentage), multiplied by (iii) the daily VWAP such trading day. The number of shares deliverable in respect of each day in the applicable observation period will be a percentage of the maximum deliverable shares (assuming we had not specified a cash percentage) equal to 100% minus the cash percentage. If we do not specify a cash percentage, we must settle 100% of the maximum deliverable shares for each day in such observation period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares as described below.

“Daily conversion value” means, for each of the 20 consecutive VWAP trading days during the observation period, the product of (1) the daily conversion rate fraction on such day (as defined above)

and (2) the daily VWAP of our common stock on such day. Because the daily conversion rate fraction is capped at the daily share cap, the daily conversion value on any day during the observation period will not exceed the daily share cap multiplied by the daily VWAP of our common stock on such day.

While we do not currently have any debt or other agreements that would restrict our ability to pay the cash due upon conversion of the notes, we may enter into such an agreement in the future which may limit or prohibit our ability to make any such payment. Our failure to pay any such cash when converted would result in an event of default with respect to the notes. See “Risk Factors—Risks Related to this Offering.”

Irrevocable Election of Settlement Method

At any time upon notice to the trustee, we may irrevocably waive, in our sole discretion and without the consent of the holders of the notes, by notice to the trustee and the holders of the notes, our right to satisfy our conversion obligations by physical settlement or net shares settlement as described above such that following the delivery of such notice, we may no longer satisfy our conversion obligation in the method waived in such notice.

Conversion Rate Adjustments

The base conversion rate will be adjusted as described below, except that we will not make any adjustments to the base conversion rate for any stock distribution or dividend pursuant to clause (1) below, or any issuance or distribution pursuant to clauses (2), (3) or (4) below, if the holder of the notes is permitted to participate in distribution, dividend or issuance without conversion at the same time and on the same terms as holders of our common stock as if such holder of notes held a number of shares of our common stock equal to the applicable conversion rate in effect on the “ex-dividend date” for such distribution multiplied by the principal amount (expressed in thousands) of notes held by such holder. Solely for purposes of the foregoing sentence, the observation period used to calculate the applicable conversion rate will be the 20 VWAP trading days ending on the VWAP trading day immediately preceding the “ex-dividend date”. We will notify you of our decision to permit you to participate in such distribution at least 23 scheduled trading days preceding the “ex-dividend date.”

At any time the base conversion rate is adjusted as described below, the incremental share factor will be adjusted based on the based on the following formula:

ISP¢ = ISP0 ×	CR¢
CR0

where,

ISP0 = the incremental share factor in effect immediately prior to such adjustments;

ISP¢ = the incremental share factor in effect immediately after such adjustments;

CR0 = the base conversion rate in effect immediately before such adjustment; and

CR¢ = the base conversion rate in effect immediately after such adjustment.

Adjustment Events.

(1)   If we issue shares of our common stock as a dividend or distribution on all or substantially all of our shares of our common stock, or if we effect a share split or share combination, the base conversion rate will be adjusted based on the following formula:

CR¢ = CR0 ×	OS¢
OS0

where,

CR0 = the base conversion rate in effect immediately prior to the “ex-date” for such dividend or distribution or the effective date of such share split or combination;

CR¢ = the base conversion rate in effect immediately after such “ex-date” or such effective date;

OS0 = the number of shares of our common stock outstanding immediately prior to such “ex-date” or such effective date; and

OS¢ = the number of shares of our common stock outstanding immediately after such “ex-date” or such effective date.

As used in this section, “ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

(2)   If we issue to all or substantially all holders of our common stock any rights, warrants or convertible securities entitling them for a period of not more than 45 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the last reported sale price of our common stock on the trading day immediately preceding the date of announcement of such issuance, the base conversion rate will be adjusted based on the following formula; provided that the base conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration:

CR¢ = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 = the base conversion rate in effect immediately prior to the “ex-date” for such event;

CR¢ = the base conversion rate in effect immediately after the “ex-date” for such event;

OS0 = the number of shares of our common stock outstanding immediately prior to the “ex-date” for such event;

X = the total number of shares of our common stock issuable pursuant to such rights; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, warrants or convertible securities divided by the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the business day immediately preceding the “ex-date” relating to such distribution for the issuance of such rights or warrants.

(3)   If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•       dividends or distributions and rights or warrants referred to in clause (1) or (2) above;

•       dividends or distributions paid exclusively in cash; and

•       as described below in this paragraph (3) with respect to spin-offs;

then the base conversion rate will be adjusted based on the following formula:

CR¢ = CR0 ×	SP0
SP0 - FMV

where,

CR0 = the base conversion rate in effect immediately prior to the “ex-date” for such distribution;

CR¢ = the base conversion rate in effect immediately after the “ex-date” for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the business day immediately preceding the “ex-date” relating to such distribution; and

FMV = the fair market value as determined by our board of directors of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the “ex-date” relating to such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the base conversion rate in effect immediately before 5:00 p.m., New York City time, on the 10th trading day immediately after the effective date for such spin-off will be increased based on the following formula:

CR¢ = CR0 ×	FMV0 + MP0
MP0

where,

CR0 = the base conversion rate in effect immediately prior to such 10th trading day;

CR¢ = the base conversion rate in effect immediately after such 10th trading day;

FMV0 = the average of the last reported sale prices of the shares of capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock over the first ten consecutive trading-day period after the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first ten consecutive trading-day period after the effective date of the spin-off.

The adjustment to the base conversion rate under the preceding paragraph will occur immediately after the 10th trading day from, and including, the effective date of the spin-off.

(4)   If we pay any cash dividend or distribution to all or substantially all holders of our common stock, the base conversion rate will be adjusted based on the following formula:

CR¢ = CR0 ×	SP0
SP0 - C

where,

CR0 = the base conversion rate in effect immediately prior to the “ex-date” for such distribution;

CR¢ = the base conversion rate in effect immediately after the “ex-date” for such distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the “ex-date” relating to such distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

(5)   If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, if the cash and value of any other consideration included in the payment per share of common stock (taken together) exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the base conversion rate will be increased based on the following formula:

CR¢ = CR0 ×	AC + (SP¢ × OS¢)
OS0 × SP¢

where,

CR0 = the base conversion rate in effect on the date such tender or exchange offer expires;

CR¢ = the base conversion rate in effect on the day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration as determined by our board of directors paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS¢ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires; and

SP¢ = the last reported sale price of our common stock on the trading day next succeeding the date such tender or exchange offer expires.

If the application of the foregoing formula would result in a decrease in the base conversion rate, no adjustment to the base conversion rate will be made.

Except as stated herein, we will not adjust the base conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

Events that Will not Result in Adjustments.   The applicable conversion rate will not be adjusted:

•       upon the issuance of any shares of our common stock pursuant to any current or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•       upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•       upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•       for a change in the par value of our common stock; or

•       for accrued and unpaid interest.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the base conversion rate unless the adjustment would require a change of at least 1% in the base conversion rate. However, we will carry forward any adjustments that are less than 1% of the base conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1% within one year of the first such adjustment carried forward, upon a designated event, upon any conversion of notes called for redemption, or upon conversion in connection with a fundamental change or during the 60 day period prior to maturity. Except as described in this section or in “—Adjustment to Conversion Rate upon Conversion upon Fundamental Change” and “—Voluntary Increase of Base Conversion Rate” below, we will not adjust the base conversion rate.

Treatment of Reference Property.   In the event of:

(1)   any reclassification of our common stock;

(2)   a consolidation, merger or combination involving us; or

(3)   a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property (such cash, securities or other property, the “reference property”) for their shares of common stock, then, following the effective time of any such transaction, the right to convert a note will be based upon the reference property and the right to receive shares (if any) upon conversion of note will be changed into the right to receive the kind and amount of reference property.

From and after the effective time of such transaction:

•       the base conversion rate and incremental share factor will relate to units of such reference property (a “unit” of reference property being the kind and amount of reference property that a holder of one share of our common stock would receive in such transaction) in an amount equal to the number of units of reference property received by a holder of common stock equal to the base conversion rate and incremental share factor, as applicable; and

•       the daily VWAP for each unit of reference property will determined based as follows: (i) to the extent such reference property consists of a security traded or quoted on a securities exchange or trading market, the daily VWAP for such security as described under “Payment Upon Conversion” above, (ii) to the extent such reference property consists of cash, the face amount of such cash and (iii) to the extent such reference property consists of other property, the fair market value of such property as determined by by a nationally recognized independent investment banking firm retained for this purpose by us.

In the case of any event described in clauses (1) through (3) above, the Company or the successor or the purchasing person will execute a supplemental indenture providing for the conversion and settlement of notes as set forth above. Such supplemental indenture will provide that if the reference property includes securities that require registration with or approval of any governmental authority under any federal or state law before such securities may be validly issued upon conversion of notes, the Company or the successor or the purchasing person, as the case may be, will use all commercially reasonable efforts, to the extent then permitted by the rules and interpretations of the SEC (or any successor thereto) or such other governmental authority, to secure such registration or approval.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration determined, based in part upon any form of stockholder election, will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. In addition, if the transaction constitutes a fundamental change and you convert your notes in connection with the transaction, we will, under certain circumstances, increase the base conversion rate, as described below under “—Adjustment to Conversion Rate upon Conversion upon Fundamental Change.” However, if the transaction described above also constitutes a “public acquirer change of control,” then we may in certain circumstances elect to change the conversion right in the manner described under “—Conversion After a Public Acquirer Change of Control” in lieu of changing the conversion right in the manner described in the foregoing paragraph.

Treatment of Rights.   To the extent that we have a rights plan in effect at the time of conversion of the notes, you will receive, in addition to any common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the base conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) under “—Adjustment Events” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Voluntary Increases of Base Conversion Rate.   We are permitted, to the extent permitted by law, to increase the base conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also, but are not required to, increase the base conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares or rights to acquire shares or similar event.

Tax Effect.   A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the base conversion rate. Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if we or any other paying agent pay withholding taxes on behalf of a holder, we or such other paying agent may, at our or its option, set-off such payments against payments of cash and common stock on the notes. For a discussion of the U.S. federal income tax treatment of an adjustment to the base conversion rate, see “Certain United States Federal Income Tax Considerations.”

Adjustment to Conversion Rate upon Conversion upon Fundamental Change

If you elect to convert your notes at any time on or after the 30th scheduled trading day prior to the anticipated effective date of a “fundamental change,” as defined below, until the related designated event repurchase date and the effective date of such event occurs on or prior to June 20, 2014, unless we elect to adjust the applicable conversion rate and related conversion obligation as described below under “—Conversion After a Public Acquirer Fundamental Change,” the applicable conversion rate for such notes will be increased by an additional number of shares of common stock, or the “additional shares,” as described below; provided, however, that no increase will be made in the case of a fundamental change if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in such fundamental change transaction consists of shares of capital stock or American Depositary Receipts in respect of shares of capital stock traded on NASDAQ or another U.S. securities exchange or quoted on another established automated over-the-counter trading market (or that will be so traded or quoted immediately following the transaction) and as a result of such transaction or transactions the notes become convertible into cash and/or such shares of such capital stock or such American Depositary Receipts as described under “Payment Upon Conversion” above. We will notify holders of the occurrence of any such fundamental change and issue a press release no later than 30 scheduled trading days prior to the anticipated effective date of such transaction. Such notice shall also state whether such fundamental change will constitute a public acquirer change in control and whether we will elect to adjust the applicable conversion rate and related conversion obligations described below under “—Conversion After a Public Acquirer Fundamental Change.” We will settle conversions of notes as described below under “—Settlement of Conversions in a Fundamental Change.”

The number of additional shares by which the applicable conversion rate will be increased in the event of a fundamental change will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective, (the “effective date”) and the price, (the “stock price”) paid per share of our common stock in the fundamental change. If holders of our common stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the 10 trading-day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the table below will be adjusted as of any date on which the base conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the base conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the base conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the base conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the stock price and the number of additional shares by which the applicable conversion rate for the notes will be increased per $1,000 in principal amount of the notes:

	Stock Price
Efffective Date	$28.10	$30.00	$35.00	$40.00	$45.00	$49.18	$55.00	$60.00	$65.00	$70.00
June 11, 2007*	15.2517	14.7604	13.9177	13.4888	13.2801	13.2098	11.1286	9.7101	8.5476	7.5757
June 15, 2008	15.2517	14.2988	13.3452	12.8697	12.6563	12.5969	10.5466	9.1621	8.0370	7.1025
June 15, 2009	15.2517	13.7655	12.6635	12.1229	11.8969	11.8484	9.8333	8.4894	7.4089	6.5200
June 15, 2010	15.2517	13.1613	11.8442	11.2030	10.9478	10.9069	8.9308	7.6359	6.6103	5.7790
June 15, 2011	15.2517	12.9978	10.8655	10.0609	9.7453	9.7032	7.7695	6.5353	5.5799	4.8237
June 15, 2012	15.2517	12.9978	9.7093	8.6182	8.1794	8.1167	6.2301	5.0774	4.2207	3.5709
June 15, 2013	15.2517	12.9978	8.4070	6.7226	5.9994	5.8707	4.0558	3.0494	2.3709	1.9066
June 20, 2014	15.2517	12.9978	8.2359	4.6645	1.8867	0.0000	0.0000	0.0000	0.0000	0.0000

	Stock Price
Efffective Date	$75.00	$80.00	$90.00	$100.00	$125.00	$150.00	$175.00	$200.00	$225.00
June 11, 2007*	6.7511	6.0475	4.9040	4.0196	2.4715	1.4753	0.7749	0.2528	0.0000
June 15, 2008	6.3144	5.6464	4.5654	3.7375	2.2984	1.3735	0.7212	0.2326	0.0000
June 15, 2009	5.7775	5.1525	4.1503	3.3919	2.0871	1.2503	0.6569	0.2091	0.0000
June 15, 2010	5.0948	4.5245	3.6249	2.9551	1.8216	1.0971	0.5779	0.1814	0.0000
June 15, 2011	4.2155	3.7180	2.9550	2.4013	1.4887	0.9080	0.4826	0.1483	0.0000
June 15, 2012	3.0693	2.6746	2.0997	1.7037	1.0789	0.6787	0.3682	0.1093	0.0000
June 15, 2013	1.5827	1.3513	1.0520	0.8689	0.5959	0.4040	0.2308	0.0647	0.0000
June 20, 2014	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

*                    Issue date of the notes.

The exact stock prices and effective dates may not be set forth in the table above, in which

•       If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares by which the applicable conversion rate for the notes will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•       If the stock price is greater than $225.00 per share, subject to adjustment, no additional shares will be added to the applicable conversion rate for the notes.

•       If the stock price is less than $28.10 per share, subject to adjustment, no additional shares will be added to the applicable conversion rate for the notes.

Notwithstanding the foregoing, in no event will the applicable conversion rate for the notes exceed 35.5872 per $1,000 in principal amount of notes, subject to adjustments in the same manner as the applicable conversion rate as set forth under “—Conversion Rate Adjustments.”

In addition, if you elect to convert your notes prior to the effective date of any fundamental change, and the fundamental change does not occur, you will not be entitled to an increased conversion rate in connection with such conversion.

Our obligation to increase the applicable conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

Our obligation to increase the applicable conversion rate as described above could discourage a potential acquirer of us. The provisions with respect to the adjustment to the applicable conversion rate upon a fundamental change, however, are not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

Conversion After a Public Acquirer Fundamental Change

Notwithstanding the provisions described above under “—Adjustment to Conversion Rate upon Fundamental Change” in the case of a fundamental change constituting a public acquirer change in control (as defined below), we may, in lieu of adjusting the applicable conversion rate as provided above, elect to adjust the base conversion rate, incremental share factor and the related conversion obligation such that from and after the effective date of such public acquirer change in control, holders of notes will be entitled to convert their notes (subject to the satisfaction of the conditions to conversion described under “—Conversion Rights”) into a number of shares of public acquirer common stock (as defined below), still subject to the arrangements for payment upon conversion as described above.

If we make such an election, from and after the effect time of such public acquirer change of control:

•       the base conversion rate will be adjusted by multiplying the base conversion in effect immediately prior to such transaction by a fraction (1) the numerator of which will be the average of the last reported sale prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control; and (2) the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control;

•       the incremental share factor will be adjusted by proportionately adjusting the incremental share factor immediately prior to such transaction on the same basis as the base conversion rate; and

•       the daily VWAP will be based upon the daily VWAP of the public acquirer common stock.

A “public acquirer change in control” means a fundamental change in which the acquirer has a class of common stock or American Depositary Receipts in respect of common stock traded on a U.S. national securities exchange or quoted on another established automated over-the-counter trading market in the

United States or which will be so traded or quoted when issued or exchanged in connection with such fundamental change (the “public acquirer common stock”). If an acquirer does not itself have a class of common stock or American Depositary Receipts in respect of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock or American Depositary Receipts in respect of common stock satisfying the foregoing requirement, in such case, all references to public acquirer common stock shall refer to such class of common stock. Majority owned for these purposes means having “beneficial ownership” (as determined in accordance with Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

Upon a public acquirer change in control, if we so elect, holders may convert their notes (subject to the satisfaction of the conditions to conversion described under “—Conversion Rights” above) at the adjusted base conversion rate and incremental share factor described in the second preceding paragraph but will not be entitled to the increase in the applicable conversion rate as described above under
“—Adjustment to Conversion Rate upon Conversion upon Fundamental Change.” We are required to notify holders of our election in our notice to holders of such fundamental event as set forth below under “—Designated Event Permits Holders to Require Us to Repurchase Notes.” In addition, upon a public acquirer change in control, in lieu of converting notes, the holder can, subject to certain conditions, require us to repurchase all or a portion of its notes as described below.

In the event of a public acquirer change of control whereby we elect to adjust the base conversion rate, incremental share factor and related conversion obligation as described in the third preceding paragraph, the acquirer will execute a supplemental indenture providing for the conversion and settlement of notes as set forth above. In addition, such supplemental indenture will provide that if the securities to be issued upon conversion of notes require registration with or approval of any governmental authority under any federal or state law before such securities may be validly issued upon conversion of notes, the acquirer will use all commercially reasonable efforts, to the extent then permitted by the rules and interpretations of the SEC (or any successor thereto) or such other governmental authority, to secure such registration or approval.

Settlement of Conversions in a Fundamental Change

As described above under “—Conversion Rate Adjustments—Treatment of Reference Property,” upon effectiveness of any fundamental change, the notes will be convertible into reference property or cash and other reference property as applicable. If, as described above, we are required to increase the applicable conversion rate by the additional shares as a result of the fundamental change, notes surrendered for conversion will be settled as follows:

•       If the last day of the applicable observation period related to notes surrendered for conversion is prior to the third trading day preceding the anticipated effective date of the fundamental change, we will settle such conversion as described above under “—Payment upon Conversion” by delivering the amount of cash and shares of our common stock, if any, based on the applicable conversion rate then in effect without regard to the number of additional shares to be added to the applicable conversion rate as described above, on the third trading day immediately following the last day of the applicable observation period. In addition, as soon as practicable following the actual effective date of the fundamental change, we will deliver the number of additional shares (or units of reference property) by which the applicable conversion rate was to be increased as described above.

•       If the last day of the applicable observation period related to notes surrendered for conversion is on or following the third scheduled trading day preceding the anticipated effective date of the fundamental change, we will settle such conversion as described above under “—Payment upon Conversion” based on the applicable conversion rate as increased by the additional shares described above on the later to occur of (1) the effective date of the transaction and (2) third trading day immediately following the last day of the applicable observation period.

Purchase of Notes by Us at the Option of the Holder

Holders have the right to require us to purchase the notes on June 15, 2014, June 15, 2017 and June 15, 2022 (each, a “purchase date”). We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 22 business days prior to the relevant purchase date until the close of business on the second business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related notes. Also, our ability to satisfy our purchase obligations may be affected by the factors described in “Risk Factors” under the caption “We may be unable to repurchase notes as required by the indenture or to make payments due upon conversion; a designated event may adversely affect us or the notes.”

The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional amounts, to such purchase date; provided, however, that if the purchase date falls after the close of business on the record date for the payment of interest and on or prior to the related interest payment date, we will pay all accrued and unpaid interest to the interest payment to the holder of record at the close of business on such record date. Any notes purchased by us will be paid for in cash.

On or before the 22nd business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the notes, and to beneficial owners as required by applicable law, a notice (delivered in any manner permitted by the indenture, including through DTC) stating, among other things:

•       the last date on which a holder may exercise the repurchase right;

•       the repurchase price;

•       the name and address of the paying agent; and

•       the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in New York City or publish the information on our website or through such other public medium as we may use at that time.

A notice electing to require us to purchase your notes must state:

•       if certificated notes have been issued, the certificate numbers of the notes, or if not certificated, your notice must comply with appropriate DTC procedures;

•       the portion of the principal amount of notes to be purchased, in multiples of $1,000; and

•       that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.

You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•       the principal amount of the withdrawn notes;

•       if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•       the principal amount, if any, which remains subject to the purchase notice.

You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

•       the notes will cease to be outstanding and interest, including any special interest, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•       all other rights of the holder will terminate (other than the right to receive the purchase price and previously accrued and unpaid interest and special interest upon delivery or transfer of the notes).

We will be responsible for making all determinations with respect to the adequacy of all notices electing to require us to purchase notes and all notices withdrawing such elections and any such determination shall be binding on the applicable holder.

We will comply with the provisions of Rule 13e-4 and any other rules under the Exchange Act that may be applicable.

Designated Event Permits Holders to Require Us to Repurchase Notes

If a “designated event” (as defined below) occurs at any time, you will have the right, at your option, to require us to repurchase any or all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date, the “designated event repurchase date,” of our choosing that is not less than 20 nor more than 35 days after the date of our notice of the designated event. The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest and special interest, if any, to but excluding the designated event repurchase date; provided, however, that if the designated event repurchase date falls after the close of business on the record date for the payment of interest and on or prior to the related interest payment date, we will pay all accrued and unpaid interest to the interest payment to the holder of record at the close of business on such record date. Any notes repurchased by us will be paid for in cash.

A “designated event” will be deemed to have occurred upon a fundamental change or a termination of trading.

A “fundamental change” will be deemed to have occurred at the time (after the notes are originally issued) that any of the following occurs:

(1)   any person (as defined below) files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person has become the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; provided that this clause (1) shall not apply to a merger of our company with or into a wholly-owned subsidiary of a corporation that, immediately following the transaction or series of transactions, has a class of common stock or American Depositary Receipts in respect of common stock traded on a U.S. national securities exchange or quoted on another established automated over-the-counter trading market in the United States if immediately following the transaction or series of transactions (a) the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of such parent corporation, (b) such parent corporation fully and unconditionally guarantees all obligations of such continuing or surviving corporation under the notes and the indenture on a senior basis on terms and pursuant to a supplemental indenture reasonably satisfactory to the trustee and (c) the notes become convertible into such shares of publicly traded common stock or American Depository Receipts (subject to the provision for settlement described under “—Payment Upon Conversion” above); or

(2)   we merge or consolidate with or into any other person, other than a subsidiary, another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

•       involving a merger or consolidation that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock;

•       pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of either (a) the continuing or surviving corporation immediately after the transaction or (b) a corporation that directly or indirectly owns 100% of the capital stock of such continuing or surviving corporation; provided that, in the case of this clause (b), such parent corporation fully and unconditionally guarantees all obligations of such continuing or surviving corporation under the notes and the indenture on a senior basis on terms and pursuant to a supplemental indenture reasonably satisfactory to the trustee and in either case the notes become convertible into shares of such capital stock (subject to the provision for settlement described under “—Payment Upon Conversion” above); or

•       which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity.

However, notwithstanding the foregoing, holders of notes will not have the right to require us to repurchase any notes under clauses (1) or (2) above, and we will not be required to deliver the designated event repurchase right notice incidental thereto, if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a purchase, merger, consolidation, other acquisition transaction or series of transactions, conveyance, sale, transfer or lease otherwise constituting a fundamental change under clauses (1) or (2) above consists of shares of capital stock or American Depositary Receipts in respect of shares of capital stock traded on NASDAQ or another U.S. securities exchange or quoted on an established automated over-the-counter trading market (or will be so traded or quoted immediately following the completion of the purchase, merger, consolidation, other acquisition transaction or series of transactions, conveyance, sale, transfer or lease) and, as a result of the completion of the purchase, merger, consolidation, other acquisition transaction or series of transactions, conveyance, sale, transfer or lease, the notes become convertible into such shares of such capital stock or such American Depositary Receipts.

For purposes of these provisions, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

A “termination of trading” will be deemed to have occurred if our common stock, or any other capital stock or American Depositary Receipts in respect of shares of capital stock into which the notes are convertible pursuant to the terms of the indenture, is not listed for trading on a U.S. national securities exchange or quoted on an established automated over-the-counter trading market in the United States.

On or before the 10th day after the occurrence of a designated event, we will provide to all holders of notes and the trustee and paying agent a notice of the occurrence of the designated event and of the resulting repurchase right. Such notice shall state, among other things:

•       the events causing a designated event and whether such designated event also constitutes a fundamental change;

•       whether such designated event will also constitute a public acquirer change in control and the conversion rights available to the holders in connection with such public acquirer change in control, including the period of conversion, if any, and any adjustments to the applicable conversion rate;

•       the date of the designated event;

•       the last date on which a holder may exercise the repurchase right;

•       the designated event repurchase price, if applicable;

•       the designated event repurchase date;

•       the name and address of the paying agent and the conversion agent, if applicable;

•       the applicable conversion rate and any adjustments to the applicable conversion rate;

•       that notes with respect to which a designated event change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the designated event repurchase notice in accordance with the terms of the indenture; and

•       the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information on our website or through such other public medium as we may use at that time.

To exercise the repurchase right, you must deliver, on or before the designated event repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Designated Event Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

•       if certificated, the certificate numbers of your notes to be delivered for repurchase;

•       the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•       that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the designated event repurchase date. The notice of withdrawal shall state:

•       the principal amount of the withdrawn notes;

•       if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•       the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the designated event repurchase date. You will receive payment of the designated event repurchase price promptly following the later of the designated event repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the designated event repurchase price of the notes on the business day following the designated event repurchase date, then:

•       the notes will cease to be outstanding and interest will cease to accrue, whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent; and

•       all other rights of the holder will terminate other than the right to receive the designated event repurchase price and previously accrued and unpaid interest and special interest, if any, upon delivery or transfer of the notes.

The repurchase rights of the holders could discourage a potential acquirer of us. The designated event repurchase price and designated event repurchase features, however, are not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

If a designated event were to occur, we may not have the financial resources or be able to arrange for financing to pay such principal amount in connection with the tender of notes for repurchase. While we do not currently have any debt or other agreements that would restrict our ability to pay the principal amount of the notes in cash, we may enter into such an agreement in the future which may limit or prohibit our ability to make any such payment. See “Risk Factors—Risks Related to this Offering—We may be unable to repay or repurchase the notes.” If we fail to repurchase the notes when required following a designated event, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture provides that we will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person, if not the Company, is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity, if not the Company, expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, the Company under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a designated event (as defined above) permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

An Event of Default is defined in the indenture as:

(1)   default in any payment of interest or special interest on any note when due and payable and the default continues for a period of 30 days;

(2)   default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

(3)   failure by us to comply with our obligation to convert the notes into cash or a combination of cash and common stock, as applicable, upon exercise of a holder’s conversion right;

(4)   failure by us to comply with our obligations under “—Consolidation, Merger and Sale of Assets;”

(5)   failure by us to issue a designated event notice when due;

(6)   failure by us, for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received, to comply with any of our other agreements contained in the notes or indenture;

(7)   default by us or any majority owned subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of $50.0 million in the aggregate of the Company and/or any subsidiary, whether such debt now exists or shall hereafter be created, which default results in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by us or such subsidiary; or

(8)   certain events of bankruptcy, insolvency, or reorganization under bankruptcy or insolvency of the Company or any of our significant subsidiaries as defined in Rule 1-02 of Regulation S-X promulgated by the SEC as in effect on the original date of issuance of the notes (the “bankruptcy provisions”).

Subject to the provisions of the following paragraph, if an Event of Default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest and special interest will be due and payable immediately. However, upon an Event of Default arising out of the bankruptcy provisions, the aggregate principal amount and accrued and unpaid interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations in the indenture, which are described below under the caption “—Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 60 days after the occurrence of such an Event of Default consist exclusively of the right to receive special interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes. This special interest will be in addition to any special interest that may accrue as a result of a registration default as described below under the caption “Registration Rights” and will be payable in the same manner as special interest accruing as a result of a registration default. The special interest will accrue on all outstanding notes from and including the date on which an Event of Default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 60th day thereafter (or such earlier date on which the Event of Default relating to the reporting obligations shall have been cured or waived). On such 60th day (or earlier, if the Event of Default relating to the reporting obligations is cured or waived prior to such 60th day), such special interest will cease to accrue and, if the Event of Default relating to reporting obligations has not been cured or waived prior to such 60th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other Event of Default and will have no effect on the rights of holders of notes under the registration rights agreement. In the event we do not elect to pay special interest upon an Event of Default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

If we elect to pay special interest as the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations in the indenture, which are described below under “—Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we will notify all holders of notes and the trustee and paying agent of such election on or before the close of business on the date on which such Event of Default first occurs.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults except with respect to nonpayment of principal or interest or special interest. The holders of a majority in principal amount of the outstanding notes may also rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)   such holder has previously given the trustee notice that an Event of Default is continuing;

(2)   holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the’ remedy;

(3)   such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)   the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)   the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an Event of Default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of notes notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute a default, the status of those events and what action we are taking or propose to take in respect thereof.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding, including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)   reduce the amount of notes whose holders must consent to an amendment;

(2)   reduce the rate, or extend the stated time for payment, of interest on any note;

(3)   reduce the principal, or extend the stated maturity, of any note;

(4)   make any change that adversely affects the conversion rights of any notes;

(5)   reduce the designated event repurchase price or fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)   change the place or currency of payment of principal or interest in respect of any note;

(7)   impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(8)   make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1)   cure any ambiguity, omission, defect or inconsistency;

(2)   provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the indenture;

(3)   provide for uncertificated notes in addition to or in place of certificated notes, provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended, or the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

(4)   add guarantees with respect to the notes;

(5)   secure the notes;

(6)   add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(7)   provide for the conversion of notes in accordance with the terms of the indenture following a fundamental change or public acquirer change of control;

(8)   make any change that does not adversely affect the rights of any holder in any material respect;

(9)   eliminate our option to elect to pay cash to holders of notes surrendered for conversion in lieu of all or a portion of the deliverable shares issuable upon conversion of notes as described in “—Payment upon Conversion;” or

(10) comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash and shares of common stock, if applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the applicable conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

Wells Fargo Bank N.A. is the trustee, security registrar, paying agent and conversion agent.

Form, Denomination and Registration

The notes will be issued:

•       in fully registered form;

•       without interest coupons; and

•       in denominations of $1,000 principal amount and multiples of $1,000.

Reports

We agree that, if at any time we are not required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, we will furnish to the holders of notes or any shares of our common stock issued upon conversion thereof which continue to be “restricted securities” (as defined in the indenture) and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Registration Rights

We entered into a registration rights agreement dated June 11, 2007, with the initial purchasers pursuant to which we have filed a shelf registration statement, of which this prospectus is a part, with the SEC relating to the resale of the notes and common stock issuable upon conversion of the notes. In the registration rights agreement we agreed, for the benefit of the holders of notes and the shares into which notes are convertible (which we refer to collectively as the “registrable securities”), that we will, at our expense use all commercially reasonable efforts to keep effective the shelf registration statement until the earliest of (1) the sale of all outstanding registrable securities registered under the shelf registration statement; (2) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to notes held by non-affiliates of the Company; and (3) two years after the effective date of the shelf registration statement.

We will be permitted to suspend the use of the prospectus that is part of the effective shelf registration statement after such registration statement is originally declared effective by the SEC in connection with the sale of registrable securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 90 consecutive days or a total of 120 days in any 12-month period. We will provide to each holder of registrable securities copies of the prospectus that is a part of the shelf registration statement and take certain other actions required to permit public resales of the registrable securities.

If you elect to convert your notes prior to the earliest of (1) the sale of all outstanding registrable securities registered under the shelf registration statement, (2) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by our non-affiliates and (3) two years after the effective date of the shelf registration statement, and during a period when the shelf registration statement has ceased to be (or has not yet become) effective (or we otherwise prevent or restrict holders of registrable securities from making sales under the registration statement), you may receive unregistered shares of our common stock.

Additional interest, or “special interest,” will accrue following the occurrence and during the continuation of a registration default. This special interest will be in addition to any special interest that may accrue during the continuance of an Event of Default relating to the reporting obligations under the indenture. Special interest will accrue on any notes which are then restricted securities, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Special interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the special interest began to accrue on any notes. In no event will special interest accrue on our common stock.

Special interest will accrue on the notes at a rate equal to 0.25% of the principal amount per annum for the first 90 days after a registration default and at a rate equal to 0.50% of the principal amount per annum thereafter.

Special interest will also accrue on any notes if:

•       the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 90 consecutive days; or

•       the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 120 days, whether or not consecutive, during any 12-month period.

In the case of any of the above events, special interest will accrue on any notes, which are (i) then restricted securities and (ii) are held by a selling securityholder that has completed and signed a notice and questionnaire and delivered it to us, at a rate of 0.25% per annum for the first 90 days and 0.50% thereafter, in each case from the 91st such consecutive day or the 121st day of the 12-month period, as applicable, until the earlier of the following:

•       the time the shelf registration statement again becomes effective or the holders of registrable securities are again able to make sales under the shelf registration statement, depending on which event triggered the special interest; or

•       the earliest of (1) the sale of all outstanding registrable securities registered under the shelf registration statement; (2) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of the Company; and (3) two years from the date the shelf registration statement was declared effective.

A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

•       will be required to be named as a selling security holder in the related prospectus;

•       may be required to deliver a prospectus to purchasers;

•       may be subject to certain civil liability provisions under the Securities Act in connection with those sales; and

•       will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

We agreed in the registration rights agreement to use all commercially reasonable efforts to cause the shares of our common stock issuable upon conversion of the notes to be listed on NASDAQ. However, if our common stock is not then listed on NASDAQ, we will use commercially reasonable efforts to cause the shares of our common stock issuable upon conversion of the notes to be quoted or listed on whichever market or exchange the common stock is then primarily traded, upon effectiveness of the shelf registration statement.

This summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be made available to beneficial owners of the notes upon request to us.

Global Notes, Book-Entry Form

Notes will be evidenced by one or more global notes. We will deposit the global notes or notes with DTC and register the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom we refer to as participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Holders who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, who we refer to as indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•       not be entitled to have certificates registered in their names;

•       not receive physical delivery of certificates in definitive registered form; and

•       not be considered holders of the global note.

We will pay interest on the repurchase price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date, repurchase date or designated event repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•       for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•       for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•       a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•       a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•       a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes. In addition, the owner of a beneficial interest in a global note will be entitled to receive a note in certificated form in exchange for such interest if an event of default has occurred and is continuing.

Information Concerning the Trustee; Reports by the Company

We have appointed Wells Fargo Bank N.A. as the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

The indenture contains limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in some cases or to realize on some property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

In the indenture, we have agreed to file with the trustee and transmit to holders of the notes such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the time and in the manner required by such Act.

Governing Law

The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,					Three Months Ended
	2002	2003	2004	2005	2006	March 31, 2007
	(dollars in thousands)
Deficiency of earnings to fixed charges(1)	$(91,857)	—	$(88,772)	$(66,633)	$(52,872)	$(9,183)
Ratio of earnings to fixed charges(1)		8.0

(1)          For purposes of computing our consolidated ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges (excluding the effect of capitalized interest). Fixed charges consist of interest expense incurred on indebtedness, capitalized interest and estimated interest within rental expense and the amortization of capitalized interest.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material United States federal income tax considerations of the ownership, conversion and disposition of the notes and the ownership and disposition of the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, administrative rulings, judicial authorities and other applicable existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect which could result in U.S. federal income tax consequences different from those discussed below. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of owning, converting or disposing of the notes or common stock. The summary only applies to investors that hold the notes and common stock as “capital assets” (generally, for investment). This discussion does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•       tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•       tax consequences to persons holding notes or common stock as part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code;

•       tax consequences to “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•       tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•       tax consequences to investors in partnerships or entities that are treated as partnerships for U.S. federal income tax purposes;

•       alternative minimum tax consequences, if any;

•       any state, local or foreign tax consequences; and

•       estate or gift tax consequences.

If a partnership (or any entity treated as a partnership for U.S. federal income tax purposes) holds the notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisor.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

As used herein, the term “U.S. holder” means a beneficial owner of notes or common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•       an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under Section 7701(b) of the Code;

•       a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•       an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•       a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

A “non-U.S. holder” is a beneficial owner (other than a partnership or an entity treated as a partnership for U.S. federal income tax purposes) of notes or shares of common stock received upon conversion of the notes that is not a U.S. holder.

Consequences to U.S. holders

Stated Interest

Stated interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s regular method of accounting for tax purposes.

Special Interest

We may be required to make payments of special interest to holders of the notes if we do not file, or cause to be declared or keep effective, a registration statement, as described under “Description of Notes—Registration Rights” above. Under applicable U.S. Treasury Regulations, the possibility of a special interest payment on the notes may be disregarded for purposes of determining the amount of interest income recognized by U.S. holders in advance of such payment if, on the date the notes are issued, the possibility of such payment is remote or incidental. We believe that there is only a remote possibility that we would be required to pay special interest, or that if such special interest was required to be paid, it would be an incidental amount, and therefore do not intend to treat the notes as subject to the special rules governing certain contingent payment debt instruments. Assuming our position is respected and contrary to our expectations, we pay special interest, although it is not free from doubt, such special interest should be taxable to a U.S. holder as ordinary interest income at the time it accrues or is paid in accordance with the U.S. holder’s regular method of accounting for tax purposes.

Our determination that the notes are not contingent payment debt instruments is not binding on the IRS. If the IRS were to successfully challenge our determination and the notes were treated as contingent payment debt instruments, a U.S. holder would be required, among other things, to accrue interest income, regardless of the U.S. holder’s method of accounting, at a rate higher than the stated interest rate on the notes, and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, redemption or conversion of a note. Our determination that the notes are not contingent payment debt instruments is binding on U.S. holders unless they disclose their contrary position to the IRS in the manner that is required by applicable U.S. Treasury Regulations. The remainder of this discussion assumes that our determination is correct.

Original Issue Discount

The notes were issued with original issue discount (“OID”) for United States federal income tax purposes, and accordingly U.S. holders of notes generally must include OID in gross income for United States federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, U.S. holders will generally be required to include OID in income in advance of the receipt of cash attributable to such income.

The notes were issued with OID equal to the excess of the “stated redemption price at maturity” of the notes over the “issue price” of the notes. The stated redemption price at maturity of a note includes all payments on the note other than payments of “qualified stated interest”. Stated interest on the notes is treated as qualified stated interest. The issue price of the notes is the first price at which a substantial amount of the notes were sold for money (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The amount of OID includible in income by a U.S. holder of a note is the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion thereof in which such U.S. holder holds such note (“accrued OID”). A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in such period. The “accrual period” of a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The OID allocable to an accrual period is, subject to the adjustments discussed below, generally equal to the excess of (i) the product of the note’s “adjusted issue price” at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period, over (ii) the amount of qualified stated interest allocable to such accrual period. The adjusted issue price of a note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such note (other than payments of qualified stated interest). A U.S. holder’s tax basis in the note is increased by the amount of OID that is included in the holder’s gross income. Applicable Treasury Regulations provide that the yield and maturity of the notes is determined by assuming that we will exercise any options or combinations of options (such as our option to redeem the notes prior to the maturity date) in a manner that minimizes the yield on the notes and a holder is deemed to exercise or not exercise an option or combination of options (such as the option to require us to repurchase the notes prior to the maturity date) in a manner that maximizes the yield to maturity on the notes. If the notes are not so redeemed, the yield to maturity would have to be recomputed (and may be subject to further changes), and future accruals of OID would change. We will furnish or will cause to be furnished annually to the IRS and to the U.S. holders (other than with respect to certain exempt holders, including, in particular, corporations) information with respect to OID accruing while such U.S. holders hold the notes.

Market Discount

If a U.S. holder acquires a note at a cost that is less than the “revised issue price” of the note, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than a statutorily defined de minimis amount.  In general, the “revised issue price” of a note for these purposes equals its adjusted issue price, as defined under above under “Original Issue Discount.”

Under the market discount rules of the Code, a U.S. holder is required to treat any gain on the sale, exchange, redemption or other disposition of a note as ordinary income to the extent of the accrued market discount that has not been previously included in income. Thus, principal payments and payments received upon the sale or exchange of a note are treated as ordinary income to the extent of accrued market discount that has not been previously included in income. If a U.S. holder disposes of a note with market discount in certain non-recognition transactions, such as upon a conversion of the note into cash and common stock, a U.S. holder must include accrued market discount in income at the time of such transaction to the extent of the gain recognized.  To the extent not included in income at the time of the non-recognition transaction (such as upon the conversion of a note into common stock and cash in lieu of fractional shares), a U.S. holder is required to recognize the accrued market discount as ordinary income upon the disposition of such property.

In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

With respect to notes with market discount, a U.S. holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A U.S. holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments that a U.S. holder acquires on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS.  A U.S. holder’s tax basis in the a note will be increased by the amount of market discount included in the holder’s income under the election.

Acquisition Premium

If a U.S. holder purchases a note issued with OID at an “acquisition premium,” the amount of OID that the U.S. holder includes in gross income is reduced to reflect the acquisition premium.  A note will be treated as purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is: (i) less than or equal to the sum of all amounts payable after the purchase date, other than payments of qualified stated interest, and (ii) greater than the note’s adjusted issued price.  If a note is purchased at an acquisition premium, a U.S. holder reduces the amount of OID that otherwise would be included in income during an accrual period by an amount equal to (x) the amount of OID otherwise includible in income multiplied by (y) a fraction, the numerator of which is the excess of the U.S. holder’s adjusted tax basis in the note immediately after its purchase over the adjusted issue price of the note, and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, over the note’s adjusted issue price.  As an alternative to reducing the amount of OID otherwise includible in income by this fraction, the U.S. holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above.

The rules governing market discount and acquisition discount are complicated, and U.S. holders should consult their tax advisers concerning the application of these rules.

Bond Premium

A U.S. holder that purchases a note for an amount in excess of the stated principal amount of the notes may have bond premium with respect to the note.  For this purpose, the purchase price allocable to the notes is deemed to be the total purchase price reduced by an amount equal to the value of the of the right to convert the note into common stock.  In general, amortizable bond premium equals the excess, if any, of the U.S. holder’s tax basis in the note reduced by an amount equal to the value of the right to convert the note into common stock over the stated principal amount at maturity of the note.  The holder may elect to amortize any such bond premium, using a constant yield method, over the remaining term of the note (or, if it results in a smaller amount of amortizable premium, until an earlier call date).  Under Treasury Regulations, the amount of amortizable bond premium that a U.S. holder may deduct in any accrual period is limited to the amount by which such U.S. holder’s interest inclusions on the notes in prior accrual periods exceeds the total amount treated by a U.S. holder as bond premium deductions in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. A holder who elects to amortize bond premium must reduce its tax basis in the note by the amount of the premium amortized in any year.  Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may only be revoked with the consent of the IRS.

If a holder does not elect to amortize bond premium, the premium is included in the holder’s tax basis in the note and will therefore decrease the gain or increase the loss the holder would otherwise recognize on the taxable disposition of the note.

Election to Treat All Interest as OID

U.S. holders may elect to include in gross income all interest that accrues on a note, including any stated interest, OID, market discount, de minimis OID, and de minimis market discount (as adjusted by amortizable bond premium and acquisition premium), by using the constant yield method described above under “Original Issue Discount.” Such an election for a note may be revoked only with the permission of the IRS and U.S. holders should consult their tax advisers before making such election.

Sale, Exchange, Redemption or Other Disposition of Notes

Except as set forth above under “Market Discount,” upon a sale or other taxable disposition of notes, a U.S. holder will generally recognize capital gain or loss equal to the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s adjusted tax basis in the note. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the note. The U.S. holder’s tax basis in the note will generally equal the amount the holder paid for the note plus the amount of OID and market discount, if any, that is included in the holder’s gross income and reduced by the amount of bond premium, if any, utilized to offset interest on the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. holder on the disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. A U.S. holder’s ability to deduct capital losses may be limited.

Conversion of Notes

The tax treatment described below under this heading “Conversion of Notes” is subject to the discussion below under “—Constructive Distributions” regarding the possibility that the adjustment of the conversion rate in connection with certain fundamental changes, as described under “Description of the Notes—Adjustment to Conversion Rate upon Conversion upon Fundamental Change,” may be treated as a taxable distribution. In addition, a U.S. holder will be required to include daily portions of OID (and market discount, if you have elected to include such market discount on a current basis) into income up to the date of conversion.

Conversion of Notes Solely Into Cash

Upon conversion of a note solely into cash, a U.S. holder generally will be subject to the rules described under “—Sale, Exchange, Redemption or Other Disposition of Notes” above.

Conversion of Notes Into Common Stock and Cash In Lieu of Fractional Shares

Upon conversion of a note into shares of our common stock and cash in lieu of fractional shares, a U.S. holder generally will not recognize any income, gain or loss, except with respect to cash received in lieu of fractional shares of common stock and amounts attributable to accrued but unpaid interest. The U.S. holder’s tax basis in the common stock (including any fractional shares deemed to be received by the U.S. holder but excluding shares attributable to accrued interest) would generally be its tax basis in the converted notes. The U.S. holder’s holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the note.

With respect to cash received in lieu of a fractional share of our common stock, a U.S. holder would be treated as if the fractional share were received and then immediately redeemed for cash. The U.S. holder generally would recognize capital gain or loss equal to the difference between the cash received and that portion of the holder’s basis in the common stock attributable to the fractional share.

Any cash and the value of any portion of our common stock that is attributable to accrued interest on the notes not yet taken into account would be taxed as ordinary income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued interest would begin the day after the date of conversion.

Conversion of Notes Into Cash and Common Stock

The tax consequences of the conversion of a note into cash and shares of our common stock is uncertain, and U.S. holders should consult their tax advisors regarding the tax consequences of such conversion.

Recapitalization.   If a combination of cash and our common stock is received by a U.S. holder upon conversion of notes, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that the conversion would be treated as a recapitalization. In such as case, a U.S. holder would generally recognize gain, but not loss, in an amount equal to the excess, if any, of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest) over the U.S. holder’s tax basis in the notes, but in no event will the gain recognized exceed the amount of cash received (excluding cash received in lieu of a fractional share or cash attributable to accrued interest). Except as set forth above under the heading “Market Discount,” the gain recognized by a U.S. holder upon conversion of a note would be long-term capital gain if the holder held the note for more than one year, or short-term capital gain if the holder held the note for one year or less, at the time of the conversion.

The U.S. holder’s adjusted tax basis in the common stock received (including any fractional share deemed to be received by the U.S. holder but excluding shares attributable to accrued interest) generally would equal the adjusted tax basis of the note, decreased by the amount of cash received (other than cash in lieu of a fractional share of common stock and any cash attributable to accrued interest), and increased by the amount of gain, if any, recognized in the recapitalization (other than gain recognized in respect of any fractional shares). The U.S. holder’s holding period in the common stock would include the holding period in the note, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of conversion.

Cash received in lieu of fractional shares and, if applicable, accrued OID, and any cash and the value of any common stock that is attributable to accrued interest on the notes, would be subject to the rules described under “—Conversion of Notes Into Common Stock and Cash In Lieu of Fractional Shares” above.

Our Alternative Treatment as Part Conversion and Part Redemption.   If the conversion of a note into cash and common stock is not treated as a recapitalization, the conversion of a note into cash and shares of our common stock would likely be treated as in part a payment in redemption of a portion of the note and in part a conversion of a portion of the note into our common stock. In such case, a U.S. holder’s aggregate tax basis in the note would be allocated between the portion of the note treated as redeemed and the portion of the note treated as converted into common stock pro rata based on the fair market value of common stock received (including fractional shares) and cash received in partial redemption. Except as set forth above under the heading “Market Discount,” the U.S. holder would generally recognize capital gain or loss with respect to the portion of the note treated as redeemed equal to the difference between the amount of cash received by the U.S. holder (other than amounts attributable to accrued but unpaid interest) and the U.S. holder’s adjusted tax basis in the portion of the note treated as redeemed. With respect to the portion of the note treated as converted, a U.S. holder generally would not recognize any income, gain or loss (except with respect to cash received in lieu of a fractional share of common stock and amounts attributable to accrued but unpaid interest). The tax basis allocated to the portion of the note treated as converted into our common stock would be the U.S. holder’s tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest).

The U.S. holder’s holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the note.

Cash received in lieu of fractional shares and if applicable, accrued OID, and any cash and the value of any common stock that is attributable to accrued interest on the notes, would be subject to the rules described under “—Conversion of Notes Into Common Stock and Cash In Lieu of Fractional Shares” above.

Distributions

If, after a U.S. holder acquires our common stock upon a conversion of a note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. holder’s income when paid. With respect to dividends received by non-corporate U.S. holders, for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lowest applicable long-term capital gains rate, provided certain holding period and other applicable requirements are satisfied. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s basis in its common stock, and any remaining excess will be treated as capital gain. Dividends received by a corporation may be eligible for a dividend received deduction, subject to applicable limitations.  We do not currently intend to pay any cash dividends on our common stock.

Constructive Distributions

The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows noteholders to receive more shares of common stock on conversion may increase the noteholders’ proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a distribution in the form of our stock. Such a constructive stock distribution (“Constructive Dividend”) could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable Constructive Dividend would result, for example, if the conversion rate is adjusted to compensate noteholders for distributions of cash or property to our stockholders. The adjustment to the conversion rate of notes converted in connection with a fundamental change, as described under “Description of Notes—Adjustment to Shares Delivered upon Conversion upon Fundamental Changes,” also may be treated as a taxable stock distribution.

Not all changes in conversion rate that allow noteholders to receive more stock on conversion, however, increase the noteholders’ proportionate interests in our earnings and profits or assets. For instance, a change in conversion rate could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes the noteholders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to our stockholders. We intend to take the position, although it is not free from doubt, that the determination of the conversion rate of the notes in accordance with the formula set forth under “Description of the Notes—Conversion Rights—Payment Upon Conversion” will not result in a Constructive Dividend to the noteholders or to our stockholders:

Any taxable constructive stock distributions would be treated in the manner described under
“—Distributions” above even though U.S. holders will not receive any cash or property as a result of such adjustments. It is not clear whether corporate U.S. holders would be entitled to claim the dividends-received deduction with respect to any constructive distributions or whether non-corporate U.S. holders will be eligible for the preferential rates discussed above under “—Distributions.”  Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which applicable withholding could be satisfied, if we or any other paying agent pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we or such other paying agent may, at our or its option, set-off any such payment against payments of cash and common stock payable on the notes.

Sale, Exchange or Other Disposition of Common Stock

Except as set forth above under the heading “Market Discount,” a U.S. holder generally will recognize capital gain or loss on a sale, exchange or other disposition of common stock received upon conversion of a note. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. Except as set forth above under the heading “Market Discount,” the gain or loss recognized by a U.S. holder on a sale, exchange or other disposition of common stock will be long-term capital gain or loss if the holder held the stock for more than one year, or short-term capital gain or loss if the holder held the stock for one year or less, at the time of the transaction. The deductibility of capital losses is subject to limitations.

Possible Effect of the Change in Conversion After a Public Acquirer Fundamental Change

In certain situations, we may provide for the conversion of the notes into shares of an acquirer (as described above under “Description of the Notes—Adjustment to Conversion Rate—Conversion After a Public Acquirer Fundamental Change”). Depending on the circumstances, such an adjustment could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes (including OID) and dividends on shares of common stock (including constructive dividends) and to the proceeds of a sale of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient such as a corporation.   Backup withholding will apply to those payments if a U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income.

Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder or refunded to the U.S. holder as long as the U.S. holder timely provides certain information to the IRS.

Consequences To Non-U.S. Holders

Payments of Interest

Payments of interest (including OID) to non-U.S. persons (e.g., nonresidents and foreign corporations) are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the nonresident’s country of residence), collected by means of withholding by the payor. Payments of interest (including any special interest and OID) on the notes to non-U.S. holders, however, will generally qualify as “portfolio interest,” and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exemption will not apply to payments of interest to a non-U.S. holder that:

•       owns, actually or constructively, at least 10% of our voting stock;

•       is a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or

•       is a “controlled foreign corporation” that is related to us.

The portfolio interest exemption, entitlement to treaty benefits and several of the special rules for non-U.S. holders described below apply only if the holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN to us or our paying agent prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes

Non-U.S. holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under “—Payments of Interest” above), unless:

•       the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business, in which case it would be subject to tax as described below under “—Income or Gains Effectively Connected with a U.S. Trade or Business”;

•       subject to certain exceptions, the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of disposition, in which case the gain would be subject to a flat 30% tax, even though the individual is not considered a resident of the U.S., which may be offset by U.S. source capital losses; or

•       the rules of the Foreign Investment in Real Property Tax Act, (“FIRPTA”) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes if we are, or were within five years before the transaction, a “U.S. real property holding corporation,” or USRPHC. In general, we would be a USRPHC if the fair market value of our “U.S. real property interests” (as such term is definedin the Code and applicable U.S. Treasury Regulations) comprised 50% or more of  our assets. We do not believe that we are a USRPHC nor do we anticipate that we will become one in the foreseeable future.

Dividends and Construtive Distributions

Dividends paid to a non-U.S. holder on common stock received on conversion of a note (and any taxable Constructive Dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, as described under “—U.S. Holders—Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. As described above under “U.S. Holders—Constructive Distribution,” we intend to take the position, although it is not free from doubt, that the determination of the conversion rate of the notes in accordance with the formula set forth under “Description of the Notes—Conversion Rights—Payments Upon Conversion” will not result in a Constructive Dividend to the noteholders or our stockholders. The withholding tax, however, may be reduced or eliminated under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder would be required to demonstrate its entitlement to treaty benefits by delivering a properly executed IRS Form W-8BEN. Because a Constructive Dividend deemed received by a non-U.S. holder or any other paying agent would not give rise to any cash from which any applicable withholding tax could be satisfied, we may set off any such withholding tax against payments of cash and common stock on the notes.

Sale of Common Stock

Non-U.S. holders generally will not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of common stock, unless the exceptions described under “—Sale, Exchange, Redemption, Conversion or Other Disposition of Notes” above apply.

Income or Gains Effectively Connected With a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes or common stock by a non-U.S. holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes (including OID), dividends (including any Constructive Dividend) on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest (including OID) or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a properly executed IRS Form W-8ECI. If the non-U.S. holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

We must report annually to the IRS the interest (including OID) and/or dividends (including any Constructive Dividend) paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “—Non-U.S. Holders—Payments of Interest” and “—Non-U.S. Holders—Dividends and Constructive Distributions” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to non-U.S. holders of dividends on our common stock (including any Constructive Dividend) or interest on the notes (including OID) may be subject to backup withholding unless the non-U.S. holder certifies its nonresident status on a properly executed IRS Form W-8BEN or W-8ECI. Payments made to non-U.S. holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its foreign status.

Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder or refunded so long as the non-U.S. holder timely provides certain information to the IRS.

SELLING SECURITYHOLDERS

The notes were originally issued by us and sold by Bear, Stearns & Co. Inc., UBS Securities LLC, RBC Capital Markets Corporation and Cowen and Company, LLC (collectively, the “initial purchasers”) in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act.

The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and any and all of the shares of common stock issuable upon conversion of such notes. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below or in any prospectus supplement, as well as the pledges, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

The table below sets forth, the name of each selling securityholder, the principal amount at maturity of notes beneficially owned by such selling securityholder that may be offered pursuant to this prospectus, the number of shares of our common stock beneficially owned by such stockholders and the number of shares of common stock into which notes beneficially owned by such stockholders are initially convertible that may be offered pursuant to this prospectus. In the below table, the number of shares of our common stock that may be offered pursuant to this prospectus is calculated based on the current conversion rate of 20.3355 shares of common stock per $1,000 principal amount of notes. The number of shares of common stock into which the notes are convertible is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock issuable upon conversion of the notes and beneficially owned and offered by selling securityholders pursuant to this prospectus may increase or decrease from that set forth in the below table.

The information set forth below is based on information provided by or on behalf of the selling securityholders prior to the date hereof.  Information concerning the selling securityholders may change from time to time. The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or any shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales. In addition, since the date on which a selling securityholder provided this information to us, such selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its notes or common shares issuable upon conversion of its notes.

Unless described below, based upon information provided by the selling securityholders prior to the date hereof, none of the selling securityholders beneficially owns in excess of 1% of our outstanding common stock.

	Principal Amount of Notes Beneficially	Number of Shares of Common Stock
Name	Owned and Offered Hereby	Beneficially Owned (1)(2)	Offered Hereby (1)
CBARB (3)	2,500,000	50,838	50,838
Citadel Equity Fund, Ltd. (4)	34,000,000	691,407	691,407
CNH CA Master Account, L.P. (5)	5,000,000	101,677	101,677
Forest Global Convertible Master Fund L.P. (6)	5,067,000	103,039	103,039
Forest Multi Strategy Master Fund SPC (6)	98,000	1,992	1,992
HFR RVA Select Performance Master Trust (6)	168,000	3,416	3,416
HFR CA Global Opportunity Master Trust (6)	1,771,000	36,014	36,014
Institutional Benchmark Series Limited c/o Quattro Global Capital, LLC (8)	850,000	17,285	17,285
Institutional Benchmarks Master Fund Ltd (6)	1,079,000	21,942	21,942
LLT Limited (7)	1,028,000	20,904	20,904
Lyxor/Forest Fund Limited (6)	10,289,000	209,231	209,231
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Global Capital, LLC (8)	680,000	13,828	13,828
Quattro Fund Ltd. (8)	6,460,000	131,367	131,367
Quattro Multistrategy Masterfund LP (8)	510,000	10,371	10,371
Vicis Capital Master Fund (9)	10,000,000	203,355	203,355
Wells Fargo & Company (10)	10,000,000	203,355	203,355
All other holders of notes or future transferees, pledges, donees, assignees or successors of such holders (11)	110,500,000	2,247,072	2,247,072
TOTAL	200,000,000	4,067,093	4,067,093

       (1) Includes shares of common stock issuable upon conversion of notes, assuming conversion of all the named selling securityholder's notes at the initial conversion rate of 20.3355 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of Notes—Conversion Rights—Payment Upon Conversion” and "Description of Notes—Conversion Rights—Conversion Rate Adjustments." As a result, the number of shares of common stock issuable upon conversion of the notes beneficially owned and offered by the named selling securityholder may increase or decrease in the future.

       (2) In addition to shares of common stock issuable upon conversion of the notes as described in footnote (1), also includes shares of common stock identified to us by the selling securityholder as owned by it.

       (3) CBARB is a segregated account of Geode Capital Master Fund Ltd., an open-ended exempted mutual fund company registered as a segregated accounts company under the laws of Bermuda.  The address of this securityholder is:  One Post Office Square, 28th Floor, Boston, MA 01209.

       (4) The selling securityholder is an affiliate of a broker-dealer. Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd.  Citadel Investment Group, L.L.C. (“CIG”) controls CLP.  Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd.  CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.  The address of this securityholder is:  131 S. Dearborn Street, Chicago, IL 60603.

       (5) CNH Partners, LLC (“CNH”) is the investment advisor of CNH CA Master Account, L.P. (“CNH CA”) and has sole voting and dispositive power over securities held by CNH CA.  Investment principals for CNH are Robert Krail, Mark Mitchell and Todd Pulvino.  The address of this securityholder is:  2 Greenwich Plaza, 3rd Floor, Greenwich, CT 06830.

       (6) Forest Investment Management LLC exercises voting and/or dispositive power with respect to the notes and the common stock underlying the notes.  Forest Investment Management LLC is wholly owned by Forest Partners II LP, the sole general partner of which is Michael A. Boyd Inc., which is controlled by Michael A. Boyd.  The address of this securityholder is:  53 Forest Avenue, Old Greenwich, CT 06870.

       (7) Forest Investment Management LP has sole voting control and shared investment control with respect to the notes and the common stock underlying the notes.  Forest Investment Management LP is wholly owned by Forest Partners II, the sole general partner of which is Michael A. Boyd Inc., which is controlled by Michael A. Boyd.  The address of this securityholder is:  Washington Mall – Phase I, Church Street, 4th Floor, Hamilton, HM 11, Bermuda.

       (8) The address of this securityholder is:  546 Fifth Avenue, 19th Floor, New York, NY 10036.

       (9) Vicis Capital LLC is the investment manager of Vicis Capital Master Fund.  Shad Stastney, John Succo and Sky Lucas exercise control of Vicis Capital LLC equally but disclaim individual ownership of the securities.  The address of this securityholder is:  126 East 56th Street, Suite 700, New York, NY 10022.

(10) The address of this securityholder is:  550 California Street, 14th Floor, San Francisco, CA 94104.

(11)    Information about other selling securityholders will be set forth in a prospectus supplement, if required.

Except as noted above, based upon the information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

Selling securityholders who are registered broker-dealers or affiliates of registered broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act. To our knowledge, no selling securityholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

PLAN OF DISTRIBUTION

The notes and the shares of common stock issuable upon conversion of the notes are being registered to permit the resale of such securities by the holders of such securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the common stock issuable upon conversion of the notes. We will bear the fees and expenses incurred by us in connection with our obligation to register the notes and the shares of common stock issuable upon conversion of the notes. The selling securityholders will pay all underwriting discounts and commissions and agent’s commissions, if any.

The selling securityholders may offer and sell the notes and the shares of common stock issuable upon conversion of the notes from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling securityholder or by agreement between such holder and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

•       in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•       in privately negotiated transactions;

•       through the writing of options;

•       in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•       through the settlement of short-sales, in each case subject to compliance with the Securities Act and other applicable securities laws;

•       if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

•       through broker-dealers, which may act as agents or principals;

•       directly to one or more purchasers;

•       through agents; or

•       in any combination of the above or by any other legally available means.

In connection with the sales of the notes and the shares of common stock issuable upon conversion of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the notes and the shares of common stock issuable upon the conversion of the notes to close out such short positions, or loan or pledge the notes and the shares of common stock issuable upon conversion of the notes to broker-dealers that in turn may sell such securities. The selling securityholders also may transfer, donate and pledge offered securities, in which case the transferees, donees, pledges or other successors in interest will be deemed selling securityholders for purposes of this transaction.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale by the selling securityholders of the notes or shares of common stock issuable upon conversion of the notes.  Selling securityholders may decide to sell all or a portion of the notes or the shares of common stock issuable upon conversion of the notes offered by them pursuant to this prospectus or may decide not to sell any notes or shares of common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes or the underlying common stock by other means not described in this prospectus. Any notes or shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the notes and the shares of common stock issuable upon conversion of the notes may be deemed to be “underwriters,” within the meaning of the Securities Act, and any profit on the sale of the notes or shares of common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling securityholders and any other relevant person of any of the notes and the shares of common stock issuable upon conversion of the notes.  Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of notes or shares of common stock issuable upon conversion to engage in market-making activities with respect to the particular notes and shares of common stock issuable upon conversion of the notes being distributed. All of the above may affect the marketability of the notes and the shares of common stock issuable upon conversion of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes and the shares of common stock issuable upon conversion of the notes.

Under the securities laws of certain states, the notes and the shares of common stock issuable upon conversion of the notes may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states, the notes and the shares of common stock issuable upon conversion of the notes may not be sold unless the notes or the common stock issuable upon conversion of the notes, respectively, have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders have agreed to indemnify us and each other against certain civil liabilities, including liabilities arising under the Securities Act, and we will be entitled to contribution from the selling securityholders in connection with those liabilities.

We are permitted to suspend the use of this prospectus under certain circumstances for a period not to exceed a total of 90 consecutive days or a total of 120 days in any 12-month period. If the duration of such suspension exceeds such applicable periods, we have agreed to pay predetermined special interest to holders of notes as described under “Description of the Notes—Registration Rights.”

legal matters

The validity of the notes and the shares of our common stock issuable upon conversion of the notes will be passed upon for us by Latham & Watkins LLP, Washington, D.C..

EXPERTS

The consolidated financial statements of Cogent Communications Group, Inc. appearing in Cogent Communications Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006 (including the schedule appearing therein), and Cogent Communications Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

July 24, 2007

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.                 Other Expenses of Issuance and Distribution.

The expenses to be paid by us in connection with the distribution of the securities being registered are as set forth in the following table. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee	$6,140
Legal Fees and Expenses	150,000
Accounting Fees and Expenses	100,000
Printing Expenses	45,000
Total	$301,140

Item 15.                 Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify these persons for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. In addition, the Registrant carries director and officer liability insurance.

Item 16.                 Exhibits

3.1	Fifth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of our Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 31, 2005).
3.2	Amended Bylaws of Cogent Communications Group, Inc. (incorporated by reference to Exhibit 3.2 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 6, 2005).
4.1

Indenture related to the Convertible Senior Notes due 2027, dated June 11, 2007, between Cogent Communications Group, Inc. and Wells Fargo Bank, N.A., as trustee (including form of 1.00% Convertible Senior Notes due 2027). (incorporated by reference to Exhibit 4.1 of our Periodic Report on Form 8-K dated June 12, 2007).

4.2	Form of 1.00% Convertible Senior Notes due 2027 (included as Exhibit A to Exhibit 4.1 hereto).
4.3

Registration Rights Agreement, dated June 11, 2007, by and among Cogent Communications Group, Inc. and Bear, Stearns & Co. Inc., UBS Securities LLC, RBC Capital Markets Corporation and Cowen and Company, LLC. (incorporated by reference to Exhibit 4.3 of our Periodic Report on Form 8-K dated June 12, 2007).

5.1	Opinion of Latham & Watkins LLP.
12.1	Statement of Computation of Ratios.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).
25.1	Statement of Eligibility of Trustee on Form T-1.

Item 17.                 Undertakings

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any propectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)             Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)         That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia on July 24, 2007.

COGENT COMMUNICATIONS GROUP, INC.
By:	/s/ DAVID SCHAEFFER
	Name:	David Schaeffer
	Title:	Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David Schaeffer, Thaddeus G. Weed, Robert N. Beury, Jr, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) of the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ DAVID SCHAEFFER	Chairman and Chief Executive Officer	July 24, 2007
David Schaeffer	(Principal Executive Officer)
/s/ THADDEUS G. WEED	Chief Financial Officer (Principal Financial	July 24, 2007
Thaddeus G. Weed	and Accounting Officer)
/s/ DAVID B. BATH	Director	July 19, 2007
David B. Bath
/s/ STEVEN BROOKS	Director	July 18, 2007
Steven Brooks
/s/ LEWIS H. FERGUSON, III	Director	July 20, 2007
Lewis H. Ferguson, III
/s/ RICHARD T. LIEBHABER	Director	July 18, 2007
Richard T. Liebhaber
/s/ EREL MARGALIT	Director	July 19, 2007
Erel Margalit
/s/ TIMOTHY WEINGARTEN	Director	July 23, 2007
Timothy Weingarten

EXHIBIT INDEX

3.1	Fifth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of our Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 31, 2005).
3.2	Amended Bylaws of Cogent Communications Group, Inc. (incorporated by reference to Exhibit 3.2 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 6, 2005).
4.1

Indenture related to the Convertible Senior Notes due 2027, dated June 11, 2007, between Cogent Communications Group, Inc. and Wells Fargo Bank, N.A., as trustee (including form of 1.00% Convertible Senior Notes due 2027). (incorporated by reference to Exhibit 4.1 of our Periodic Report on Form 8-K dated June 12, 2007).

4.2	Form of 1.00% Convertible Senior Notes due 2027 (included as Exhibit A to Exhibit 4.1 hereto).
4.3

Registration Rights Agreement, dated June 11, 2007, by and among Cogent Communications Group, Inc. and Bear, Stearns & Co. Inc., UBS Securities LLC, RBC Capital Markets Corporation and Cowen and Company, LLC. (incorporated by reference to Exhibit 4.3 of our Periodic Report on Form 8-K dated June 12, 2007).

5.1	Opinion of Latham & Watkins LLP.
12.1	Statement of Computation of Ratios.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).
25.1	Statement of Eligibility of Trustee on Form T-1.